Exhibit 10.9

SECOND AMENDED AND RESTATED MASTER MOTOR VEHICLE OPERATING
LEASE AGREEMENT

dated as of June 3, 2004

between

AESOP LEASING L.P.,
as Lessor,

and

CENDANT CAR RENTAL GROUP, INC.,
as Lessee and as Administrator

As set forth in Section 27 hereof, Lessor has assigned to CRCF (as defined herein) and CRCF has assigned to the Trustee (as defined herein) certain of its right, title and interest in and to this lease. To the extent, if any, that this lease constitutes chattel paper (as such term is defined in the uniform commercial code as in effect in any applicable jurisdiction) no security interest in this lease may be created through the transfer or possession of any counterpart other than the original executed counterpart, which shall be identified as the counterpart containing the receipt therefor executed by the trustee on the signature page thereof.

[THIS IS NOT COUNTERPART NO. 1]

(i)

	12.1.	No Lessor Warranties	16
	12.2.	Manufacturer’s Warranties	16

13.	VEHICLE USAGE GUIDELINES AND RETURN; SPECIAL DEFAULT PAYMENTS; EARLY TERMINATION PAYMENTS		16
	13.1.	Usage	16
	13.2.	Return	17
	13.3.	Special Default Payments	17
	13.4.	Early Termination Payments	18

14.	DISPOSITION PROCEDURE		18

15.	ODOMETER DISCLOSURE REQUIREMENT		19

16.	GENERAL INDEMNITY		19
	16.1.	Indemnity by the Lessee	19
	16.2.	Reimbursement Obligation by the Lessee	21
	16.3.	Defense of Claims	21

17.	ASSIGNMENT		22
	17.1.	Right of the Lessor to Assign this Agreement	22
	17.2.	Limitations on the Right of the Lessee to Assign this Agreement	22

18.	DEFAULT AND REMEDIES THEREFOR		23
	18.1.	Events of Default	23
	18.2.	Effect of AESOP I Operating Lease Event of Default or Liquidation Event of Default	24
	18.3.	Rights of Lessor Upon AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default	24
	18.4.	Rights of Lender and Trustee Upon Liquidation Event of Default, Limited Liquidation Event of Default and Non-Performance of Certain Covenants	25
	18.5.	Measure of Damages	27
	18.6.	Vehicle Return Default	27
	18.7.	Application of Proceeds	29

19.	MANUFACTURER EVENTS OF DEFAULT		29

20.	[RESERVED]		29

21.	[RESERVED]		29

22.	CERTIFICATION OF TRADE OR BUSINESS USE		29

23.	SURVIVAL		30

24.	[RESERVED]		30

25.	TITLE		30

(ii)

26.	[RESERVED]			30

27.	RIGHTS OF LESSOR ASSIGNED		30

28.	[RESERVED]			31

29.	MODIFICATION AND SEVERABILITY			31

30.	CERTAIN REPRESENTATIONS AND WARRANTIES			31
	30.1.	Organization; Ownership; Power; Qualification		32
	30.2.	Authorization; Enforceability		32
	30.3.	Compliance		32
	30.4.	Financial Information; Financial Condition		32
	30.5.	Litigation		33
	30.6.	Liens		33
	30.7.	Employee Benefit Plans		33
	30.8.	Investment Company Act		33
	30.9.	Regulations T, U and X		34
	30.10.	Records Locations; Jurisdiction of Organization		34
	30.11.	Taxes		34
	30.12.	Governmental Authorization		34
	30.13.	Compliance with Laws		34
	30.14.	Eligible Vehicles		35
	30.15.	Supplemental Documents True and Correct		35
	30.16.	Manufacturer Programs		35
	30.17.	Absence of Default		35
	30.18.	Title to Assets		35
	30.19.	Burdensome Provisions		35
	30.20.	No Adverse Change		36
	30.21.	No Adverse Fact		36
	30.22.	Accuracy of Information		36
	30.23.	Solvency		36
	30.24.	Payment Of Capitalized Cost		36

31.	CERTAIN AFFIRMATIVE COVENANTS			37
	31.1.	Corporate Existence; Foreign Qualification		37
	31.2.	Books, Records and Inspections		37
	31.3.	Insurance		37
	31.4.	Manufacturer Programs		38
	31.5.	Reporting Requirements		38
	31.6.	Payment of Taxes; Removal of Liens		39
	31.7.	Business		39
	31.8.	Maintenance of Separate Existence		40
	31.9.	Trustee as Lienholder		40
	31.10.	Maintenance of the Vehicles		40
	31.11.	Enhancement		40
	31.12.	Manufacturer Payments		40

(iii)

	31.13.	Accounting Methods; Financial Records	41
	31.14.	Disclosure to Auditors	41
	31.15.	Disposal of Non-Program Vehicles	41
	31.16.	Perfection of Lessor’s Security Interest	41

32.	CERTAIN NEGATIVE COVENANTS		41
	32.1.	Mergers, Consolidations	41
	32.2.	Other Agreements	41
	32.3.	Liens	42
	32.4.	Use of Vehicles	42
	32.5.	Termination of Agreement	42
	32.6.	Sublease Amendment	42

33.	ADMINISTRATOR ACTING AS AGENT OF THE LESSOR		42

34.	NO PETITION		42

35.	CERTAIN AGREEMENTS RESPECTING THE MASTER EXCHANGE AGREEMENT		43

36.	SUBMISSION TO JURISDICTION		43

37.	GOVERNING LAW		43

38.	JURY TRIAL		44

39.	NOTICES		44

40.	[RESERVED]		45

41.	TITLE TO MANUFACTURER PROGRAMS IN LESSOR		45

42.	HEADINGS		45

43.	EXECUTION IN COUNTERPARTS		45

44.	EFFECTIVE DATE		46

45.	NO RECOURSE		46

SCHEDULES AND ATTACHMENTS
Schedule 30.5	Litigation
Schedule 30.10	Jurisdiction of Organization; Records and Business Locations
Schedule 30.13	Compliance with Law

ATTACHMENT A	Vehicle Acquisition Schedule and Related Information

ATTACHMENT B	Form of Power of Attorney

(iv)

ATTACHMENT C	Form of Sublease

(v)

SECOND AMENDED AND RESTATED MASTER MOTOR VEHICLE
OPERATING LEASE AGREEMENT

This Second Amended and Restated Master Motor Vehicle Operating Lease Agreement (this “Agreement”), dated as of June 3, 2004, is made by and between AESOP LEASING L.P., a Delaware limited partnership, as lessor (the “Lessor”), and CENDANT CAR RENTAL GROUP, INC., a Delaware corporation (“CCRG”), as lessee (in such capacity, the “Lessee”) and as administrator (in such capacity, the “Administrator”).

W I T N E S S E T H :

WHEREAS, immediately prior to this Agreement becoming effective, the Lessor, Avis Rent A Car System, Inc. (“ARAC”), as lessee and as administrator, and Avis Group Holdings Inc. (“AGH”), as guarantor, are parties to an Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of September 15, 1998 (the “Prior AESOP I Operating Lease”), pursuant to which the Lessor leases Program Vehicles and Non-Program Vehicles of one or more Manufacturers to ARAC, and AGH guarantees certain obligations of the lessees thereunder;

WHEREAS, immediately prior to this Agreement becoming effective, ARAC and AGH each assigned all of its respective rights, interests and obligations under the Prior AESOP I Operating Lease to CCRG, pursuant to an Assignment and Assumption Agreement, dated as of the date hereof, among ARAC, AGH and CCRG;

WHEREAS, the parties hereto now wish to amend and restate the Prior AESOP I Operating Lease in order to eliminate the guarantee by AGH of the obligations of the lessees thereunder and to amend certain other provisions; and

WHEREAS, the Lessor desires to lease to the Lessee and the Lessee desires to lease from the Lessor both Program Vehicles and Non-Program Vehicles financed by the Lessor with the proceeds of Loans and other available funds for use in the daily rental car business of the Lessee or a Permitted Sublessee;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Prior AESOP I Operating Lease is hereby amended and restated as follows:

1.     DEFINITIONS. Unless otherwise specified herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Definitions List attached as Schedule I to the Second Amended and Restated Base Indenture, dated as of June 3, 2004 (the “Base Indenture”), between Cendant Rental Car Funding (AESOP) LLC (“CRCF”), as Issuer, and The Bank of New York, as Trustee, as such Definitions List may from time to time be amended in accordance with the terms of the Base Indenture.

2.     GENERAL AGREEMENT. (a) The Lessee and the Lessor intend that this Agreement is a lease and that the relationship between the Lessor and the Lessee pursuant hereto shall always be only that of lessor and lessee, and the Lessee hereby declares, acknowledges and agrees that the Lessor is the owner of, and the Lessor or its Permitted Nominee holds legal title to, the Vehicles. The Lessee shall not acquire by virtue of this Agreement any right, equity, title or interest in or to any Vehicles, except the right to use the same under the terms hereof. The parties agree that this Agreement is a “true lease” and agree to treat this Agreement as a lease for all purposes, including tax, accounting and otherwise and each party hereto will take no position on its tax returns and filings contrary to the position that the Lessor is the owner of the Vehicles for federal and state income tax purposes.

(b)     If, notwithstanding the intent of the parties to this Agreement, this Agreement is characterized by any third party as a financing arrangement or as otherwise not constituting a “true lease,” then it is the intention of the parties that this Agreement shall constitute a security agreement under applicable law, and, to secure all of its obligations under this Agreement, the Lessee hereby grants to the Lessor a security interest in all of the Lessee’s right, title and interest, if any, in and to all of the following assets, property and interests in property, whether now owned or hereafter acquired or created:

(i)     the rights of the Lessee under this Agreement, as such Agreement may be amended, modified or supplemented from time to time in accordance with its terms, and any other agreements related to or in connection with this Agreement, to which the Lessee is a party (the “Lessee Agreements”), including, without limitation, (a) all monies, if any, due and to become due to the Lessee from any other Person under or in connection with any of the Lessee Agreements, whether payable as rent, guaranty payments, fees, expenses, costs, indemnities, insurance recoveries, damages for the breach of any of the Lessee Agreements or otherwise, (b) all rights, remedies, powers, privileges and claims of the Lessee against any other party under or with respect to the Lessee Agreements (whether arising pursuant to the terms of such Lessee Agreements or otherwise available to the Lessee at law or in equity), including the right to enforce any of the Lessee Agreements and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to the Lessee Agreements or the obligations and liabilities of any party thereunder, (c) all liens and property from time to time purporting to secure payment of the obligations and liabilities of the Lessee arising under or in connection with the Lessee Agreements, and any documents or agreements describing any collateral securing such obligations or liabilities and (d) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations and liabilities of the Lessee pursuant to the Lessee Agreements;

(ii)     all Vehicles leased by the Lessee from the Lessor under this Agreement, which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by the Lessee or any Permitted Sublessee, and all Certificates of Title with respect to such Vehicles;

(iii)     all right, title and interest of the Lessee in, to and under any Manufacturer Programs, including any amendments thereof, and all monies due and to become due

2

thereunder, in each case in respect of the Vehicles leased hereunder which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by the Lessee, whether payable as Vehicle repurchase prices, auction sales proceeds, fees, expenses, costs, indemnities, insurance recoveries, damages for breach of the Manufacturer Programs or otherwise (but excluding all incentive payments payable to the Lessee or the Lessor in respect of purchases of vehicles under the Manufacturer Programs) and all rights to compel performance and otherwise exercise remedies thereunder;

(iv)     all right, title and interest of the Lessee in and to any Proceeds from the sale of the Vehicles leased hereunder (including, without limitation, the sale of any such Vehicles by the Intermediary) which, notwithstanding that this Agreement is intended to convey only a leasehold interest, are determined to be owned by the Lessee, including all monies due in respect of such Vehicles, whether payable as the purchase price of such Vehicles, as auction sales proceeds, or as fees, expenses, costs, indemnities, insurance recoveries, or otherwise (including all upfront incentive payments payable by Manufacturers to the Lessee or the Lessor in respect of purchases of Non-Program Vehicles);

(v)     all payments under insurance policies (whether or not the Lessor, the Lender or the Trustee is named as the loss payee thereof) or any warranty payable by reason of loss or damage to, or otherwise with respect to, any of the Vehicles leased hereunder;

(vi)     all additional property that may from time to time hereafter be subjected to the grant and pledge under this Agreement, as same may be modified or supplemented from time to time, by the Lessee or by anyone on its behalf; and

(vii)     all Proceeds of any and all of the foregoing including, without limitation, payments under insurance (whether or not the Lessor is named as the loss payee thereof) and cash.

(c)     To secure all of the Lessee’s obligations under this Agreement, the Lessee hereby grants to the Lessor a security interest in all of the Lessee’s right, title and interest, in and to all of the following assets, property and interests in property, if any, whether now owned or hereafter acquired or created (the “Sublease Collateral”): the rights of the Lessee under each Sublease entered into from time to time relating to the Vehicles leased hereunder, as each such Sublease may be amended, modified or supplemented from time to time in accordance with its terms, including, without limitation, (i) all monies due and to become due to the Lessee from any Permitted Sublessee or any other Person under or in connection with each such Sublease, whether payable as rent, guaranty payments, fees, expenses, costs, indemnities, insurance recoveries, damages for the breach of such Sublease or otherwise, (ii) all rights, remedies, powers, privileges and claims of the Lessee against any Permitted Sublessee or any other party under or with respect to each such Sublease (whether arising pursuant to the terms of such Sublease or otherwise available to the Lessee at law or in equity), including the right to enforce such Sublease and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to such Sublease or the obligations and

3

liabilities of any party thereunder, (iii) all liens and property from time to time purporting to secure payment of the obligations and liabilities of a Permitted Sublessee arising under or in connection with each such Sublease, and any documents or agreements describing any collateral securing such obligations or liabilities, (iv) all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations and liabilities of such Permitted Sublessee pursuant to such Sublease and (v) all Proceeds of any and all of the foregoing. The Lessor shall have all of the rights and remedies of a secured party with respect to each Sublease, including, without limitation, the rights and remedies granted under the UCC.

(d)     To secure the CRCF Obligations, the Lessee hereby grants to the Trustee, on behalf of the Secured Parties, a first-priority security interest in all of the Lessee’s right, title and interest, if any, in and to all of the collateral described in Sections 2(b) and 2(c) above, whether now owned or hereafter acquired or created. Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default and subject to the provisions of the Related Documents, the Trustee shall have all of the rights and remedies of a secured party, including, without limitation, the rights and remedies granted under the UCC.

(e)     The Lessee agrees to deliver to the Lessor, the Lender and the Trustee on or before the Restatement Effective Date:

(i)     a written search report from a Person satisfactory to the Lessor, the Lender and the Trustee listing all effective financing statements that name the Lessee as debtor or assignor, and that are filed in the jurisdictions in which filings were made pursuant to clause (ii) below, together with copies of such financing statements, and tax and judgment lien search reports from a Person satisfactory to the Lessor, the Lender and the Trustee showing no evidence of liens filed against the Lessee that purport to affect any Vehicles leased hereunder or any Collateral under the Indenture; and

(ii)     draft financing statements on Form UCC-1 to be filed in the jurisdiction where the Lessee is located under Section 9-307 of the UCC naming the Lessee, as debtor, the Lessor, as secured party, and the Trustee, as assignee of the secured party, covering the collateral described in Sections 2(b) and (c) hereof.

(f)     The Lessee hereby authorizes each of the Lessor and the Trustee to file (provided that the Trustee shall have no obligation to so file), or cause to be filed, financing or continuation statements, and amendments thereto and assignments thereof, under the UCC in order to perfect its interest in the security granted pursuant to Section 2(b).

(g)     The Lessee agrees to file, or cause to be filed, the financing statements delivered in draft form pursuant to Section 2(e)(ii) on or before the third (3rd) Business Day following the Restatement Effective Date.

2.1.     Lease and Acquisition of Vehicles. From time to time, subject to the terms and provisions hereof, the Lessor agrees to lease to the Lessee and the Lessee agrees to lease from the Lessor, subject to the terms hereof, (i) the new vehicles identified in vehicle orders (each such vehicle order, a “Vehicle Order”) placed by the Lessee pursuant to the terms of the

4

Manufacturer Programs with respect to Program Vehicles and Non-Program Vehicles (to the extent such Non-Program Vehicles are subject to a Manufacturer Program) and as otherwise agreed by the Lessor, the Lessee and a dealer with respect to other Non-Program Vehicles and (ii) the Vehicles identified in the computer file delivered by the Lessee to the Trustee on the date hereof which were leased pursuant to the Prior AESOP I Operating Lease immediately prior to the effectiveness of this Agreement. If requested by the Lessor, the Lessee shall make each Vehicle Order with respect to each Vehicle leased hereunder available to the Lessor, together with a schedule containing the information with respect to such Vehicle included within such Vehicle Order as is set forth in Attachment A hereto (each, a “Vehicle Acquisition Schedule”), or in such form as is otherwise requested by the Lessor. In addition, the Lessee agrees to provide such other information regarding such Vehicles as the Lessor may require from time to time. This Agreement, together with the Manufacturer Programs and any other related documents attached to this Agreement or submitted with a Vehicle Order (collectively, the “Supplemental Documents”), will constitute the entire agreement regarding the leasing of Vehicles by the Lessor to the Lessee.

2.2.     Right of Lessee to Act as Lessor’s Agent. The Lessor agrees that the Lessee may act as the Lessor’s agent in placing Vehicle Orders on behalf of the Lessor, as well as filing claims on behalf of the Lessor for damage in transit, and other Manufacturer delivery claims related to the Vehicles leased hereunder; provided, however, that the Lessor may hold the Lessee liable for losses due to the Lessee’s actions, or failure to act, in performing as the Lessor’s agent in accordance with the terms hereof. In addition, the Lessor agrees that the Lessee may make arrangements for delivery of Vehicles leased hereunder to a location selected by the Lessee at its expense. The Lessee agrees to accept Vehicles leased hereunder as produced and delivered except that the Lessee will have the option to reject any such Vehicle that may be rejected pursuant to the terms of the applicable Manufacturer Program (with respect to Program Vehicles and Non-Program Vehicles subject to a Manufacturer Program), or in accordance with its customary business practices with respect to other Non-Program Vehicles. The Lessee, acting as agent for the Lessor, shall be responsible for pursuing any rights of the Lessor with respect to the return to the Manufacturer of any Vehicle leased hereunder that has been rejected pursuant to the preceding sentence. The Lessee agrees that all Program Vehicles ordered as provided herein shall be ordered utilizing the procedures consistent with an Eligible Manufacturer Program. Without limiting the foregoing, the Lessee agrees to give immediate notice to the Lessor, in such form and to such address as the Lessor may from time to time specify and in accordance with the terms of the Master Exchange Agreement, of each acceptance and of any rejection of any Program Vehicle identified by the Lessor as Replacement Property.

2.3.     Payment of Capitalized Cost by Lessor. Upon delivery of any new Vehicle, the Lessor shall pay to the authorized dealer, if any, that sold such Vehicle to the Lessor, the Capitalized Cost for such Vehicle and the Lessee shall pay all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Vehicle, and sales and use tax (if any), to the extent that the same have not been included in the Capitalized Cost for such Vehicle.

2.4.     Non-Liability of Lessor. The Lessor shall not be liable to the Lessee for any failure or delay in obtaining Vehicles or making delivery thereof. AS BETWEEN THE LESSOR AND THE LESSEE, ACCEPTANCE FOR LEASE OF THE VEHICLES LEASED

5

HEREUNDER SHALL CONSTITUTE THE LESSEE’S ACKNOWLEDGMENT AND AGREEMENT THAT THE LESSEE HAS FULLY INSPECTED SUCH VEHICLES, THAT SUCH VEHICLES ARE IN GOOD ORDER AND CONDITION AND ARE OF THE MANUFACTURE, DESIGN, SPECIFICATIONS AND CAPACITY SELECTED BY THE LESSEE, THAT THE LESSEE IS SATISFIED THAT THE SAME ARE SUITABLE FOR THIS USE AND THAT THE LESSOR IS NOT A MANUFACTURER OR ENGAGED IN THE SALE OR DISTRIBUTION OF VEHICLES, AND HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO MERCHANTABILITY, CONDITION, QUALITY, DURABILITY OR SUITABILITY OF SUCH VEHICLES IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE PURPOSES OR USES OF THE LESSEE, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT THERETO. The Lessor shall not be liable for any failure or delay in delivering any Vehicle ordered for lease pursuant to this Agreement, or for any failure to perform any provision hereof, resulting from fire or other casualty, natural disaster, riot, strike or other labor difficulty, governmental regulation or restriction, or any cause beyond the Lessor’s direct control. IN NO EVENT SHALL THE LESSOR BE LIABLE FOR ANY INCONVENIENCES, LOSS OF PROFITS OR ANY OTHER CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES RESULTING FROM ANY DEFECT IN OR ANY THEFT, DAMAGE, LOSS OR FAILURE OF ANY VEHICLE, AND THERE SHALL BE NO ABATEMENT OF MONTHLY BASE RENT, SUPPLEMENTAL RENT OR OTHER AMOUNTS PAYABLE HEREUNDER BECAUSE OF THE SAME.

2.5.     Lessee’s Right to Purchase Vehicles. The Lessee shall have the option, exercisable with respect to any Vehicle during the Vehicle Term with respect to such Vehicle, to purchase any Vehicle leased hereunder at the greater of (i) the Termination Value or (ii) the Market Value of such Vehicle, in each case, as of the Payment Date with respect to the Related Month in which the Lessee elects to purchase such Vehicle (the greater of such amounts being referred to as the “Vehicle Purchase Price”), in which event the Lessee will pay the Vehicle Purchase Price to the Lessor on or before such Payment Date and the Lessee will pay on or before such Payment Date all accrued and unpaid Monthly Base Rent and any Supplemental Rent then due and payable with respect to such Vehicle through such Payment Date. The Lessor shall request title to any such Vehicle to be transferred to the Lessee and the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle, concurrently with or promptly after the Vehicle Purchase Price for such Vehicle (and any such unpaid Monthly Base Rent and Supplemental Rent) is deposited in the Collection Account. Notwithstanding the foregoing, with respect to any Vehicle that, when acquired by the Lessor, was a Replacement Vehicle, and with respect to any other Vehicle that the Lessor may wish to designate as Relinquished Property, the Lessee’s right to purchase shall be solely in the discretion of the Lessor.

2.6.     Lessor’s Right to Cause Vehicles to be Sold. (a) If the Lessee does not elect to purchase any Vehicle leased hereunder pursuant to Section 2.5 (or, pursuant to the last sentence of such Section 2.5, is not permitted to purchase a particular Vehicle), then:

(i) notwithstanding anything to the contrary contained herein, with respect to Program Vehicles leased hereunder, and subject to Sections 2.5 and 13.2, the Lessor shall

6

have the right, at any time following the date ninety (90) days prior to the expiration of the Maximum Term for such Program Vehicle, to require that the Lessee or another Person designated by the Lessor, which Person’s compensation will be payable solely from the proceeds from the sale of such Vehicle, exercise commercially reasonable efforts to arrange for the sale of such Vehicle to a third party for the Vehicle Purchase Price with respect to such Vehicle, in which event the Lessee or such other designated Person shall, until not later than the date thirty (30) days prior to the expiration of such Maximum Term, exercise commercially reasonable efforts to arrange for the sale of such Vehicle to a third party for a price (as reduced by the amount of compensation to be paid to any such other designated Person) equal to or greater than the Termination Value thereof. If a sale of such Program Vehicle is arranged by the Lessee or such other designated Person prior to such date thirty (30) days prior to the expiration of such Maximum Term, then (i) the Lessee or such other designated Person shall deliver such Vehicle to the purchaser thereof, (ii) the Lessee or such other designated Person shall cause to be delivered to the Lessor the funds paid for such Vehicle by the purchaser and (iii) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle. If the Lessee or such other designated Person is unable to arrange for a sale of such Vehicle prior to such date thirty (30) days prior to the expiration of such Maximum Term, then the Lessee or such other designated Person shall cease attempting to arrange for such a sale and the Lessee shall return or cause to be returned such Vehicle, if a Manufacturer Event of Default has not occurred, to the applicable Manufacturer as provided in Section 13.2(a) (and, if so requested by the Lessor, shall cooperate with the Lessor to effect any such return in accordance with the provisions of the Master Exchange Agreement); and

(ii)     with respect to Non-Program Vehicles leased hereunder and subject to the exercise of the Lessee’s rights under Section 2.5, the Lessee shall use commercially reasonable efforts to arrange for the sale of each Non-Program Vehicle leased hereunder to a third party for the Vehicle Purchase Price with respect to such Vehicle on or prior to the date that is the last Business Day of the month that is eighteen (18) months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle. The Lessee may return or cause to be returned a Non-Program Vehicle subject to a Manufacturer Program to the applicable Manufacturer under such Manufacturer Program; provided that (i) the Repurchase Price of such Vehicle, together with any Special Default Payments payable by the Lessee with respect to such Vehicle, is at least equal to the Termination Value with respect to such Vehicle, (ii) no Manufacturer Event of Default shall have occurred with respect to such Manufacturer and (iii) by the date on which such Vehicle is returned to the Manufacturer, the Trustee and the Lender shall have received a copy of an Assignment Agreement with respect to such Manufacturer Program. Notwithstanding the disposition of a Non-Program Vehicle by the Lessee prior to the applicable Vehicle Operating Lease Expiration Date, the Lessee shall pay to the Lessor all accrued and unpaid Monthly Base Rent and any Supplemental Rent then due and payable with respect to such Non-Program Vehicle through the Payment Date with respect to the Related Month during which such disposition occurred, unless such Non-Program Vehicle is a Standard Casualty or becomes an Ineligible Vehicle, payment for which will be made in accordance with Section 6 hereof. If a sale of such Non-Program Vehicle is arranged by the Lessee pursuant to this Section 2.6(a)(ii),

7

then (x) the Lessee shall deliver the Vehicle to the purchaser thereof, (y) the Lessee shall cause to be delivered to the Lessor the funds paid for such Vehicle by the purchaser and (z) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle.

(b)     In the event any Vehicle or Vehicles leased hereunder are not purchased by the Lessee pursuant to Section 2.5 hereof or sold to a third party or returned to a Manufacturer pursuant to Section 2.6(a), then, in the case of a Non-Program Vehicle, the Lessee shall return or cause to be returned such Vehicle to the Lessor on the Payment Date with respect to the Related Month in which the applicable Vehicle Operating Lease Expiration Date falls, or, in the case of a Program Vehicle, the Lessee shall dispose of such Vehicle in accordance with the procedures set forth in Section 13.2(a), and, in each case, the Lessee shall pay an amount equal to all accrued but unpaid Monthly Base Rent and all Supplemental Rent payable with respect to such Vehicles through the Payment Date on which such Non-Program Vehicle was returned or with respect to the Related Month during which such Program Vehicle was returned to its Manufacturer pursuant to Section 13.2(a).

2.7.     Redesignation of Vehicles. At any time, including without limitation, if a Program Vehicle becomes ineligible for repurchase by its Manufacturer or for sale at auction under the applicable Manufacturer Program or the return of a Program Vehicle to the applicable Manufacturer cannot otherwise be effected for any reason (including by reason of the occurrence of a Manufacturer Event of Default with respect to the Manufacturer of such Program Vehicle or the failure of a Manufacturer to accept such Program Vehicle for repurchase and acceptance is not expected upon a subsequent return), the Lessee may redesignate a Program Vehicle as a Non-Program Vehicle; provided that (i) no Amortization Event or Potential Amortization Event has occurred and is continuing and (ii) no violation of the requirements of Section 10.13 of the AESOP I Operating Lease Loan Agreement or Section 2.8 hereof would be caused by such redesignation; provided, further, in each case, that (x) the Lessee shall pay to the Lessor on the next succeeding Payment Date an amount equal to the difference, if any, between the Net Book Value of such Vehicle as of the date of redesignation and an amount equal to the Net Book Value of such Vehicle as of the date of redesignation had such Vehicle been a Non-Program Vehicle at the time of delivery thereof pursuant to Section 2.1 and (y) the Required Enhancement Amount required under each Supplement, after giving effect to such redesignation, shall be satisfied on the date of redesignation.

2.8.     Limitations on the Acquisition or Redesignation of Certain Vehicles. Unless otherwise specified in a Supplement or unless waived by the Required Noteholders as specified in a Supplement, (a) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) manufactured by Manufacturers other than Eligible Non-Program Manufacturers and leased under this Agreement (after giving effect to the inclusion of such Vehicle under this Agreement) and the Finance Lease as of such date shall not exceed any applicable Maximum Non-Eligible Manufacturer Amount, (b) the aggregate Net Book Value of all Non-Program Vehicles (or such portion thereof as is specified in such Supplement) leased under this Agreement (after giving effect to the inclusion or redesignation, as the case may be, of such Vehicle under this Agreement) and the Finance Lease as of such date shall not exceed any applicable Maximum Non-Program Vehicle Amount, (c) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) manufactured by a

8

particular Manufacturer or group of Manufacturers and leased under the Leases (after giving effect to the inclusion of such Vehicle under this Agreement) as of such date shall not exceed any applicable Maximum Manufacturer Amount, (d) the aggregate Net Book Value of all Vehicles (or such portion thereof as is specified in such Supplement) titled in the States of Ohio, Oklahoma and Nebraska and leased under this Agreement (after giving effect to the inclusion of such Vehicle under this Agreement) and the AESOP II Operating Lease as of such date shall not exceed any applicable Maximum Specified States Amount and (e) after giving effect to the inclusion or redesignation of such Vehicle under this Agreement, there shall not be a failure or violation of any other conditions, requirements or restrictions with respect to the leasing of Eligible Vehicles under this Agreement as is specified in any Supplement.

2.9.     Compliance with Master Exchange Agreement. In connection with (x) any return of a Program Vehicle leased hereunder by the Lessee to a Manufacturer pursuant to Section 13.2(a) or (y) any sale by the Lessee of a Non-Program Vehicle leased hereunder to a third party or any return by the Lessee to a Manufacturer of a Non-Program Vehicle leased hereunder subject to a Manufacturer Program, in each case pursuant to Section 2.6(a)(ii), the Lessee agrees, to the extent requested by the Lessor, to cooperate with the Lessor in effecting such sales or returns on behalf of the Lessor pursuant to, and in accordance with, the terms of the Master Exchange Agreement.

3.          TERM.

3.1.     Vehicle Term. (a) The “Vehicle Operating Lease Commencement Date” for each Vehicle shall mean the day as referenced in the Vehicle Acquisition Schedule (including any Vehicle Acquisition Schedule delivered under the Prior AESOP I Operating Lease) with respect to such Vehicle, but in no event shall such date be a date later than the date that funds are expended or allocated by the Lessor or the Intermediary to acquire such Vehicle. The “Vehicle Term” with respect to each Vehicle shall extend from the Vehicle Operating Lease Commencement Date through the earliest of (i) if such Vehicle is a Program Vehicle or a Non-Program Vehicle returned to a Manufacturer under a Manufacturer Program, the Turnback Date for such Vehicle, (ii) if such Vehicle is sold to a third party (other than through an auction conducted by or through or arranged by the Manufacturer pursuant to its Manufacturer Program), the date on which funds in respect of such sale are first deposited in either the Collection Account or a Joint Collection Account (by such third party or by the Lessee on behalf of such third party) and such funds equal or exceed the Termination Value of such Vehicle, (iii) if such Vehicle becomes a Standard Casualty or an Ineligible Vehicle, the date funds in the amount of the Termination Value thereof are deposited in the Collection Account by the Lessee, (iv) the date that such Vehicle is purchased by the Lessee pursuant to Section 2.5 hereof and the Vehicle Purchase Price with respect to such purchase (and any unpaid Monthly Base Rent and Supplemental Rent with respect to such Vehicle) is deposited in the Collection Account by the Lessee and (v) the date that is the last Business Day of the month that is eighteen (18) months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle (the earliest of such five dates described in the foregoing clauses (i) through (v) being referred to as the “Vehicle Operating Lease Expiration Date”).

(b)      Subject to the provisions of Sections 2.5 and 2.6, the Lessee shall use its commercially reasonable efforts to return or cause to be returned each Program Vehicle leased

9

hereunder to the related Manufacturer (or such Manufacturer’s agent or as otherwise directed by such Manufacturer in accordance with such Manufacturer Program) (a) not prior to the end of the minimum holding period specified in the related Manufacturer Program (prior to which the Lessor may not return such Program Vehicle without penalty (the “Minimum Term”)) and (b) not later than the end of the maximum holding period (after which the Lessor may not return such Program Vehicle without penalty (the “Maximum Term”)); provided, however, that the Lessee shall in any case return or cause to be returned each Program Vehicle leased hereunder to the related Manufacturer (or such Manufacturer’s agent or as otherwise directed by such Manufacturer in accordance with such Manufacturer Program) pursuant to Section 13.2 on or before the date that is the last Business Day of the month that is eighteen (18) months after the month in which the Vehicle Operating Lease Commencement Date occurs with respect to such Vehicle. The Lessee will pay to the Lessor the equivalent of the Monthly Base Rent for the Minimum Term with respect to any Program Vehicles returned before the Minimum Term plus any early turn back surcharges payable by the Lessor or deductible from the Repurchase Price of such Vehicle regardless of actual usage, unless such Vehicle is a Standard Casualty or becomes an Ineligible Vehicle, in which case, the disposition of such Vehicle will be handled in accordance with Section 6 hereof.

3.2.     Term. The “AESOP I Operating Lease Commencement Date” shall mean the Initial Closing Date. The “AESOP I Operating Lease Expiration Date” shall mean the latest of (i) the date of the payment in full of all Loans (including any Loan Interest thereon) the proceeds of which were used by the Lessor to finance the purchase of Vehicles subject to this Agreement, (ii) the Vehicle Operating Lease Expiration Date for the last Vehicle leased hereunder and (iii) the date on which all amounts payable hereunder and under the Loan Agreements have been paid in full. The “Term” of this Agreement shall mean the period commencing on the AESOP I Operating Lease Commencement Date and ending on the AESOP I Operating Lease Expiration Date.

4.          RENT AND CHARGES. The Lessee will pay Monthly Base Rent and any Supplemental Rent due and payable on a monthly basis (and any Special Service Charges due and payable) as set forth in this Section 4.

4.1.     Payment of Rent. On each Payment Date the Lessee shall pay in immediately available funds to the Lessor not later than 11:00 a.m., New York City time, on such Payment Date (i) all Monthly Base Rent that has accrued during the Related Month with respect to each Vehicle leased hereunder during or prior to the Related Month and (ii) all Supplemental Rent due and payable on such Payment Date.

4.2.     Special Service Charges. On each Payment Date, or on such other Business Day as the Lessor shall request, the Lessee shall pay in immediately available funds to, or at the direction of, the Lessor, not later than 11:00 a.m., New York City time, on such date, the Special Service Charges determined by the Lessor to be due and payable hereunder on such date with respect to Vehicles leased hereunder. The provisions of this Section 4.2 will survive the expiration or earlier termination of the Term.

4.3.     Net Lease. THIS AGREEMENT SHALL BE A NET LEASE, AND THE LESSEE’S OBLIGATION TO PAY ALL MONTHLY BASE RENT, SUPPLEMENTAL RENT

10

AND OTHER SUMS HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, SETOFF, COUNTERCLAIM, DEDUCTION OR REDUCTION FOR ANY REASON WHATSOEVER. The obligations and liabilities of the Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein including, without limitation, the right of the Lessee to reject Vehicles pursuant to Section 2.2 hereof) for any reason, including, without limitation: (i) any defect in the condition, merchantability, quality or fitness for use of the Vehicles or any part thereof; (ii) any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Vehicles or any part thereof; (iii) any restriction, prevention or curtailment of or interference with any use of the Vehicles or any part thereof; (iv) any defect in or any Lien on title to the Vehicles or any part thereof; (v) any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of the Lessee or the Lessor; (vi) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court; (vii) any claim that the Lessee has or might have against any Person, including, without limitation, the Lessor; (viii) any failure on the part of the Lessor to perform or comply with any of the terms hereof or of any other agreement; (ix) any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Related Documents or any provision of any thereof, in each case whether against or by the Lessee or otherwise; (x) any insurance premiums payable by the Lessee with respect to the Vehicles; (xi) any failure of a Permitted Sublessee to perform its obligations under the Sublease to which it is a party; or (xii) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not the Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable. This Agreement shall be noncancelable by the Lessee and, except as expressly provided herein, the Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement, or to any diminution or reduction of Monthly Base Rent, Supplemental Rent or other amounts payable by the Lessee hereunder. All payments by the Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error. If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise except as expressly provided herein, the Lessee shall nonetheless pay all Monthly Base Rent, all Supplemental Rent and all other amounts due hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if it had not been terminated in whole or in part. All covenants and agreements of the Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.

5.          INSURANCE. The Lessee represents that it shall at all times maintain or cause to be maintained insurance coverage in force as follows:

5.1.     Personal Injury and Damage. Insurance coverage as set forth in Section 31.3 hereof. In addition, the Lessee will maintain with respect to the Lessee’s properties and businesses insurance against loss or damage of the kind customarily insured against by

11

corporations engaged in the same or similar businesses, of such types and in such amounts as are customarily carried by such similarly situated corporations.

5.2.     Delivery of Certificate of Insurance. Within ten (10) days after the Initial Closing Date, the Lessee shall have delivered to the Lessor a certificate(s) of insurance naming the Lender, the Lessor, Original AESOP, PVHC, Quartx and the Trustee as additional insureds as to the item required by Section 31.3. Such insurance shall not be changed or canceled except as provided below in Section 5.3.

5.3.     Changes in Insurance Coverage. No changes shall be made in any of the foregoing insurance requirements unless the prior written consent of the Lessor, the Lender and the Trustee are first obtained. The Lessor may grant or withhold its consent to any proposed change in such insurance in its sole discretion. The Lender and the Trustee shall be required to grant their consent to any proposed change in such insurance upon compliance with the following conditions:

(i)     the Lessee shall deliver not less than thirty (30) days’ prior written notice of any proposed change in such insurance to the Lender and the Trustee; and

(ii)     the proposed change will satisfy the Rating Agency Confirmation Condition.

6.          RISK OF LOSS; CASUALTY AND INELIGIBLE VEHICLE OBLIGATIONS.

6.1.     Risk of Loss Borne by Lessee. Upon delivery of each Vehicle to the Lessee, as between the Lessor and the Lessee, the Lessee assumes and bears the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle, however caused or occasioned, and all other risks and liabilities, including personal injury or death and property damage, arising with respect to such Vehicle or the manufacture, purchase, acceptance, rejection, ownership, delivery, leasing, subleasing, possession, use, inspection, registration, operation, condition, maintenance, repair, storage, sale, return or other disposition of such Vehicle, howsoever arising.

6.2.     Casualty; Ineligible Vehicles. If a Vehicle becomes a Standard Casualty or an Ineligible Vehicle, then the Lessee will (i) promptly notify the Lessor thereof and (ii) promptly, but in no event later than the Payment Date with respect to the Related Month during which such Vehicle became a Standard Casualty or an Ineligible Vehicle, pay to the Lessor the Termination Value of such Vehicle (as of the date such Vehicle became a Standard Casualty or an Ineligible Vehicle). Upon payment by the Lessee to the Lessor of the Termination Value of any Vehicle that has become a Standard Casualty or an Ineligible Vehicle (i) the Lessor shall cause title to such Vehicle to be transferred to the Lessee to facilitate liquidation of such Vehicle by the Lessee, (ii) the Lessee shall be entitled to any physical damage insurance proceeds applicable to such Vehicle and (iii) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle.

7.          VEHICLE USE. So long as no AESOP I Operating Lease Event of Default, Liquidation Event of Default or Limited Liquidation Event of Default has occurred

12

(subject, however, to Section 2.6 hereof), the Lessee may use each Vehicle leased hereunder in its regular course of business and may sublease such Vehicle to Permitted Sublessees from time to time pursuant to subleases (each such agreement, a “Sublease”), substantially in the form of the agreement attached hereto as Attachment C, for use in the rental car businesses of such Permitted Sublessees. Such use shall be confined primarily to the United States; provided, however, that the principal place of business or rental office of the Lessee and each Permitted Sublessee with respect to the Vehicles is located in the United States. The Administrator shall promptly and duly execute, deliver, file and record all such documents, statements, filings and registrations and take such further actions as the Lessor, the Lender or the Trustee shall from time to time reasonably request in order to establish, perfect and maintain the Lessor’s title to and interest in the Vehicles and the Certificates of Title as against the Lessee, each Permitted Sublessee or any third party in any applicable jurisdiction and to establish, perfect and maintain the Trustee’s Lien on the Vehicles and the Certificates of Title (other than noting the Lien of the Trustee on the Certificates of Title with respect to Vehicles titled in the states of Ohio, Oklahoma and Nebraska) as a perfected first lien in any applicable jurisdiction. The Lessee and each Permitted Sublessee may, at its sole expense, change the place of principal location of any Vehicles. Notwithstanding the foregoing, no change of location shall be undertaken unless and until (x) all actions necessary to maintain the Lien of the Trustee on such Vehicles and the Certificates of Title (other than noting the Lien of the Trustee on the Certificates of Title with respect to Vehicles titled in the states of Ohio, Oklahoma and Nebraska) with respect to such Vehicles shall have been taken and (y) all legal requirements applicable to such Vehicles shall have been met or obtained. Following the occurrence of an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default, a Liquidation Event of Default or a Manufacturer Event of Default, and upon the Lender’s request, the Lessee shall advise the Lender in writing where all Vehicles leased hereunder as of such date are principally located. The Lessee shall not knowingly use any Vehicles or knowingly permit the same to be used for any unlawful purpose. The Lessee shall use reasonable precautions to prevent loss or damage to Vehicles. The Lessee shall comply with all applicable statutes, decrees, ordinances and regulations regarding acquiring, titling, registering, leasing, insuring and disposing of Vehicles and shall take reasonable steps to ensure that operators are licensed. The Lessee and the Lessor agree that the Lessee shall perform, at the Lessee’s own expense, such vehicle preparation and conditioning services with respect to Vehicles leased hereunder as are customary. The Lessor, the Lender or the Trustee or any authorized representative of the Lessor, the Lender or the Trustee may during reasonable business hours from time to time, without disruption of the Lessee’s or any Permitted Sublessee’s business, subject to applicable law, inspect Vehicles and registration certificates, Certificates of Title and related documents covering Vehicles wherever the same be located. The Lessee shall not sublease any Vehicles to any Person other than a Permitted Sublessee pursuant to a Sublease and, except for a sublease to a Permitted Sublessee pursuant to a Sublease, the Lessee shall not assign any right or interest herein or in any Vehicles; provided, however, the foregoing shall not be deemed to prohibit the Lessee or any Permitted Sublessee from renting Vehicles to third-party customers in the ordinary course of its respective car rental business. If the Lessee subleases any Vehicle to any Permitted Sublessee from time to time, the Lessee shall nevertheless remain responsible for all obligations arising hereunder with respect to such Vehicle.

8.          LIENS. Except for Permitted Liens, the Lessee shall keep all Vehicles leased hereunder free of all Liens arising during the Term. If on the Vehicle Operating Lease

13

Expiration Date for any Vehicle leased hereunder any such Lien exists on such Vehicle, the Lessor may, in its discretion, remove such Lien and any sum of money that may be paid by the Lessor in release or discharge thereof, including attorneys’ fees and costs, will be paid by the Lessee upon demand by the Lessor. The Lessor may grant security interests in the Vehicles leased hereunder without consent of the Lessee; provided, however, that if any such Liens would interfere with the rights of the Lessee under this Agreement, the Lessor must obtain the prior written consent of the Lessee. The Lessee agrees and acknowledges that the granting of Liens and the taking of other actions pursuant to the Loan Agreements, the Indenture and the other Related Documents does not interfere with the rights of the Lessee under this Agreement.

9.          NON-DISTURBANCE. So long as the Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Vehicles leased hereunder will not be disturbed during the Term, subject, however, to Sections 2.6 and 18 hereof and except that the Lessor and the Trustee each retains the right, but not the duty, to inspect such Vehicles without disturbing the ordinary conduct of the Lessee’s or any Permitted Sublessee’s business. Upon the request of the Lessor, the Lender or the Trustee from time to time, the Lessee will make reasonable efforts to confirm to the Lessor, the Lender and the Trustee the location, mileage and condition of each Vehicle leased hereunder and to make available for the Lessor’s, the Lender’s or the Trustee’s inspection within a reasonable time period, not to exceed forty-five (45) days, such Vehicles at the location where such Vehicles are normally domiciled. Further, the Lessee will, during normal business hours and with a notice of three (3) Business Days, make its records pertaining to the Vehicles leased hereunder available to the Lessor, the Lender or the Trustee for inspection at the location where the Lessee’s records are normally domiciled.

10.          REGISTRATION; LICENSE; TRAFFIC SUMMONSES; PENALTIES AND FINES. The Lessee, at its expense, shall be responsible for proper registration and licensing of the Vehicles leased hereunder, and titling of such Vehicles in the name of the Lessor or its Permitted Nominee (with the Lien of the Trustee noted thereon (except with respect to the Vehicles titled in the States of Oklahoma, Nebraska and Ohio)), and, where required, shall have such Vehicles inspected by any appropriate Governmental Authority; provided, however, that notwithstanding the foregoing, possession of all Certificates of Title shall at all times remain with (i) the Administrator, (ii) SGS Automotive Services, Inc., (formerly known as and successor in interest to Intermodal Transportation Services, Inc.), as agent for the Administrator, or (iii) any other titling service, acting as agent for the Administrator, that is approved in writing by the Required Noteholders of each Outstanding Series of Notes. The Administrator, or its agent, shall hold such Certificates of Title in its capacity as agent for the Lessor and on behalf of the Lender and the Trustee. The Lessee shall be responsible for the payment of all registration fees, title fees, license fees, traffic summonses, penalties, judgments and fines incurred with respect to any Vehicle leased hereunder during the Vehicle Term for such Vehicle or imposed during the Vehicle Term for such Vehicle by any Governmental Authority or any court of law or equity with respect to such Vehicles in connection with the Lessee’s operation of such Vehicles. The Lessor agrees to execute a power of attorney in substantially the form of Attachment B hereto (each, a “Power of Attorney”), and such other documents as may be necessary in order to allow the Lessee to title, register and dispose of the Vehicles leased hereunder in accordance with the terms hereof; provided, however, that possession of all Certificates of Title shall at all times remain with the Administrator, or its agent, who will hold such Certificates of Title in its capacity as agent for the Lessor and on behalf of the Lender and the Trustee, and the Lessee

14

acknowledges and agrees that it has no right, title or interest in or with respect to any Certificate of Title. Notwithstanding anything herein to the contrary, the Lessor may terminate such Power of Attorney as provided in Section 18.3(iii) hereof.

11.          MAINTENANCE AND REPAIRS. The Lessee shall pay for all maintenance and repairs to keep the Vehicles leased hereunder in good working order and condition, and the Lessee will maintain such Vehicles as required in order to keep the Manufacturer’s warranty in force. The Lessee will return Vehicles leased hereunder to an authorized Manufacturer facility or the Lessee’s Manufacturer authorized warranty station for warranty work. The Lessee will comply with any Manufacturer’s recall of any Vehicle leased hereunder. The Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of the Vehicles leased hereunder including, but not limited to, fuel, lubricants, and coolants. The Lessee agrees that it shall not make any material alterations to any Vehicles leased hereunder without the prior consent of the Lessor. Any improvements or additions to any Vehicles leased hereunder shall become and remain the property of the Lessor, except that any addition to Vehicles leased hereunder made by the Lessee shall remain the property of the Lessee if such addition can be disconnected from such Vehicles without impairing the functioning of such Vehicles or its resale value, excluding such addition.

12.          VEHICLE WARRANTIES.

12.1.     No Lessor Warranties. THE LESSEE ACKNOWLEDGES THAT THE LESSOR IS NOT THE MANUFACTURER, THE AGENT OF THE MANUFACTURER, OR THE DISTRIBUTOR OF THE VEHICLES LEASED HEREUNDER. THE LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE FITNESS, SAFENESS, DESIGN, MERCHANTABILITY, CONDITION, QUALITY, CAPACITY OR WORKMANSHIP OF THE VEHICLES NOR ANY WARRANTY THAT THE VEHICLES WILL SATISFY THE REQUIREMENTS OF ANY LAW OR ANY CONTRACT SPECIFICATION, AND AS BETWEEN THE LESSOR AND THE LESSEE, THE LESSEE AGREES TO BEAR ALL SUCH RISKS AT ITS SOLE COST AND EXPENSE. THE LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE CLAIMS AGAINST THE LESSOR AND ANY VEHICLE FOR BREACH OF ANY WARRANTY OF ANY KIND WHATSOEVER AND, AS TO THE LESSOR, THE LESSEE LEASES THE VEHICLES “AS IS.” IN NO EVENT SHALL THE LESSOR BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHATSOEVER OR HOWSOEVER CAUSED.

12.2.     Manufacturer’s Warranties. If a Vehicle leased hereunder is covered by a Manufacturer’s warranty, the Lessee, during the Vehicle Term for such Vehicle, shall have the right to make any claims under such warranty which the Lessor could make.

13.          VEHICLE USAGE GUIDELINES AND RETURN; SPECIAL DEFAULT PAYMENTS; EARLY TERMINATION PAYMENTS.

13.1.     Usage. As used herein “Vehicle Turn-In Condition” (a) with respect to each Program Vehicle leased hereunder will be determined in accordance with the related Manufacturer Program and (b) with respect to each Non-Program Vehicle leased hereunder shall mean (i) if such Non-Program Vehicle is manufactured by the same Manufacturer as any

15

Program Vehicle leased hereunder, the same standard as required with respect to such Program Vehicle and (ii) if such Non-Program Vehicle does not satisfy clause (i) above, that each such Vehicle shall have no body dents; rust; corrosion; paint mismatches or special colors, or paint which is less than factory grade; dented, rusted, broken or missing chrome or trim; ripped or stained upholstery, seats, dash, headliner, carpeting, trunk, or convertible vinyl top; missing interior trim; sprung or misaligned doors or their openings; worn, cracked, split, broken or leaking weather-stripping; faulty window mechanisms; broken, cracked or missing glass, mirrors or lights; faulty electronic systems, including on-board computers, processors, sensors, controls, radios, stereos, and the like; faulty heating, air conditioning or climate control systems; worn or faulty shock absorbers or other suspension or steering parts, systems or mechanisms; excessively worn tires; or any other condition that adversely affects the appearance or operating condition of such Vehicle, in each case other than any such condition that would reasonably be considered to be normal wear and tear or otherwise de minimis by the Manufacturer of such Vehicle (or its authorized agent) under such Manufacturer’s manufacturer program or, if such Manufacturer does not maintain a manufacturer program, under the manufacturer program of another manufacturer with comparable sales volume, and the equivalent of any Excess Damage Charges and Excess Mileage Charges with respect to such Vehicle shall be determined by the Administrator and the Lessor in accordance with the foregoing standard.

13.2.     Return. (a) The Lessee will, subject to Sections 2.5, 2.6 and 2.9, return or cause to be returned each Program Vehicle leased hereunder (other than a Standard Casualty or a Program Vehicle which has become an Ineligible Vehicle) to the nearest related Manufacturer official auction or other facility designated by such Manufacturer at the Lessee’s sole expense or to such other location designated by the Lessor (with any additional cost of delivery in excess of what would have been incurred upon delivery to the related Manufacturer at the expense of the Lessor), in each case in accordance with the requirements of Section 3.1(b) hereof.

(b)     The Lessee agrees that the Vehicles leased hereunder will be in Vehicle Turn-In Condition upon return to or upon the order of the Lessor. Any rebate or credits applicable to the unexpired term of any license plates for a Vehicle leased hereunder shall inure to the benefit of the Lessee.

13.3.     Special Default Payments. (a) The Lessee will use its best efforts to maintain the Program Vehicles leased hereunder such that no Excess Damage Charges or Excess Mileage Charges will be deductible from the Repurchase Price due from a Manufacturer or payable by the Lessor upon the turn back of such Program Vehicles under the applicable Manufacturer Program. Upon (i) the deposit of the Repurchase Price of any Program Vehicle leased hereunder payable by the Manufacturer in the Collection Account or a Joint Collection Account (or the deposit of the Repurchase Price of any Program Vehicle sold through an auction conducted by or through a Manufacturer in the Collection Account or a Joint Collection Account), or (ii) the date by which the Repurchase Price of such Program Vehicle would have been paid if not for a Manufacturer Event of Default, the Lessor will charge the Lessee for any Excess Damage Charges and/or Excess Mileage Charges applicable to such Program Vehicle pursuant to the applicable Manufacturer Program (any such charges are referred to as “Program Vehicle Special Default Payments”).

16

(b)     The Lessee will use its best efforts to maintain the Non-Program Vehicles leased hereunder in a manner such that no Non-Program Vehicle Special Default Payments (as defined below) shall be due upon disposition of such Non-Program Vehicles by or for the benefit of the Lessor. Upon disposition of each Non-Program Vehicle leased hereunder by or for the benefit of the Lessor, other than the sale of any Non-Program Vehicle to the Lessee in accordance with the terms hereof, the Lessor will charge the Lessee (i) if such Non-Program Vehicle is manufactured by the same Manufacturer as any Program Vehicle or is subject to a Manufacturer Program, an amount equal to any Excess Damage Charges and/or Excess Mileage Charges that would be applicable to the comparable Program Vehicle pursuant to the applicable Manufacturer Program or an amount equal to any Excess Damage Charges and/or Excess Mileage Charges that are applicable to such Vehicle pursuant to the applicable Manufacturer Program, as the case may be, and (ii) if such Non-Program Vehicle is subject to a Vehicle Turn-In Condition standard established pursuant to Section 13.1(b)(ii), an amount equal to any charges applicable to such Non-Program Vehicle pursuant to such Vehicle Turn-In Condition standard (any such charges are referred to as “Non-Program Vehicle Special Default Payments” and, together with the Program Vehicle Special Default Payments, the “Special Default Payments”).

(c)     On each Payment Date, the Lessee shall pay to the Lessor all Special Default Payments that have accrued during the Related Month. The obligation of the Lessee to pay Special Default Payments shall constitute the sole remedy respecting the breach of its covenant contained in the first sentence of each of Section 13.3(a) and 13.3(b).

(d)     The provisions of this Section 13.3 will survive the expiration or earlier termination of the Term.

13.4.     Early Termination Payments. With respect to any Program Vehicle leased hereunder that is turned back to the Manufacturer under its Manufacturer Program (including by the Intermediary pursuant to the Master Exchange Agreement), upon the earlier of (i) the deposit of the Repurchase Price of such Vehicle in the Collection Account or a Joint Collection Account and (ii) the date by which such Repurchase Price would have been paid if not for a Manufacturer Event of Default, the Lessor will charge the Lessee an amount equal to (i) the excess, if any, of (x) the Termination Value of such Vehicle (as of the Turnback Date) over (y) the sum of the Repurchase Price received with respect to such Vehicle or that would have been received but for a Manufacturer Event of Default, as applicable, and any Special Default Payments made by the Lessee in respect of such Vehicle pursuant to Section 13.3, plus (ii) any unpaid Monthly Base Rent for the Minimum Term with respect to such Vehicle plus any early turn back charges payable or deductible from the Repurchase Price of such Vehicle in accordance with Section 3.1(b) hereof (any such amount is referred to as an “Early Termination Payment”). On each Payment Date, the Lessee shall pay to the Lessor all Early Termination Payments that have accrued during the Related Month. The provisions of this Section 13.4 will survive the expiration or earlier termination of the Term.

14.          DISPOSITION PROCEDURE. The Lessee will comply with the requirements of law and the requirements of the Manufacturer Programs in connection with, among other things, the delivery of Certificates of Title and documents of transfer signed as necessary, signed Condition Reports, and signed odometer statements to be submitted with the Program Vehicles or Non-Program Vehicles returned to a Manufacturer pursuant to Section

17

2.6(a) or (b) and accepted by the Manufacturer or its agent at the time of Program Vehicle or Non-Program Vehicle return.

15.          ODOMETER DISCLOSURE REQUIREMENT. The Lessee agrees to comply with all requirements of law and all Manufacturer Program requirements with respect to each Vehicle leased hereunder in connection with the transfer of ownership by the Lessor of any such Vehicle, including, without limitation, the submission of any required odometer disclosure statement at the time of any such transfer of ownership.

16.          GENERAL INDEMNITY.

16.1.     Indemnity by the Lessee. The Lessee agrees to indemnify and hold harmless the Lessor, the Lender, the Intermediary and the Trustee and the Lessor’s, the Lender’s, the Intermediary’s and the Trustee’s respective directors, officers, stockholders, agents and employees (collectively, the “Indemnified Persons”), on a net after-tax basis against any and all claims, demands and liabilities of whatsoever nature and all costs and expenses relating to or in any way arising out of:

16.1.1.     the ordering, delivery, acquisition, title on acquisition, rejection, installation, possession, titling, retitling, registration, re-registration, custody by the Lessee or its agent of title and registration documents, use, non-use, misuse, operation, deficiency, defect, transportation, repair, control or disposition of any Vehicle leased hereunder or to be leased hereunder pursuant to a request by the Lessee. The foregoing shall include, without limitation, any liability (or any alleged liability) of the Lessor to any third party arising out of any of the foregoing, including, without limitation, all legal fees, costs and disbursements arising out of such liability (or alleged liability);

16.1.2.     all (i) federal, state, county, municipal or foreign license, qualification, registration, franchise, sales, use, gross receipts, ad valorem, business, property (real or personal), excise, motor vehicle, and occupation fees and taxes, and all federal, state and local income taxes, and penalties and interest thereon, and all other taxes, fees and assessments of any kind whatsoever whether assessed, levied against or payable by the Lessor or otherwise, with respect to any Vehicle leased hereunder or the acquisition, purchase, sale, rental, delivery, use, operation, control, ownership or disposition of any such Vehicle or measured in any way by the value thereof or by the ownership by the Lessor with respect thereto and (ii) documentary, stamp, filing, recording, mortgage or other taxes, if any, which may be payable by the Lessor in connection with this Agreement or any other Related Documents; provided, however, that the following taxes are excluded from the indemnity provided in clauses (i) and (ii) above:

(i) any tax on, based on, with respect to, or measured by net income (including federal alternative minimum tax) other than any taxes or other charges which may be imposed as a result of any determination by a taxing authority that the Lessor is not the owner for tax purposes of the Vehicles leased hereunder or that this Agreement is not a “true lease” for tax purposes or that depreciation deductions that would be available to the owner of such Vehicles are disallowed, or that the Lessor is not entitled to include the full purchase price for any such

18

Vehicle in basis including any amounts payable in respect of interest charges, additions to tax and penalties that may be imposed, and all attorneys and accountants fees and expenses and all other fees and expenses that may be incurred in defending against or contesting any such determination;

(ii)     any withholding tax imposed by the United States federal government other than such a tax imposed as a result of a change in law enacted (including new interpretations thereof), adopted or promulgated after the Initial Closing Date or, if later, the date the Trustee or the Lender acquires its interest in the Vehicles leased hereunder or the Loan Agreements, the Indenture, the Assignment Agreements, or any other related operative documents that causes it to be an Indemnified Person hereunder unless such a tax is enacted, adopted or promulgated as a tax in lieu of, or in substitution for a tax not otherwise indemnifiable hereunder;

(iii)     any tax with respect to any Vehicle leased hereunder or any transaction relating to such Vehicle to the extent it covers any period beginning after the earlier of (A) the discharge in full of the Lessee’s obligation to pay Monthly Base Rent, Supplemental Rent and any other amount payable hereunder with respect to such Vehicle and (B) the expiration or other termination of this Agreement with respect to such Vehicle, unless such tax accrues in respect of any period during which the Lessee holds over such Vehicle; and

(iv)     any tax that is imposed on an Indemnified Person or any of its Affiliates, to the extent that such tax results from the willful misconduct or gross negligence of such Indemnified Person or such Affiliates;

16.1.3.     any violation by the Lessee of this Agreement or of any Related Documents to which the Lessee is a party or by which it is bound or of any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objecting of any governmental or public body or authority and all other requirements having the force of law applicable at any time to any Vehicle leased hereunder or any action or transaction by the Lessee with respect thereto or pursuant to this Agreement;

16.1.4.     all out of pocket costs of the Lessor (including the fees and out of pocket expenses of counsel for the Lessor) in connection with the execution, delivery and performance of this Agreement and the other Related Documents;

16.1.5.     all out of pocket costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lessor, the Lender, the Intermediary or the Trustee in connection with the administration, enforcement, waiver or amendment of this Agreement and any other Related Documents and all indemnification obligations of the Lender or the Lessor under the Related Documents (including all obligations of the Lessor under Section 13.4 and Section 13.5 of the AESOP I Operating Lease Loan Agreement); and

19

16.1.6. all costs, fees, expenses, damages and liabilities (including, without limitation, the fees and out of pocket expenses of counsel) in connection with, or arising out of, any claim made by any third party against the Lessor for any reason (including, without limitation, in connection with any audit or investigation conducted by a Manufacturer under its Manufacturer Program).

If the Lessor shall actually receive any tax benefit (whether by way of offset, credit, deduction, refund or otherwise) not already taken into account in calculating the net after-tax basis for such payment as a result of the payment of any tax indemnified pursuant to this Section 16 or in connection with the circumstances giving rise to the imposition of such tax, such tax benefit shall be used to offset any indemnity payment owed pursuant to this Section 16 or shall be paid to the Lessee (but only to the extent of any prior indemnity payments actually made pursuant to this Section 16 and only after the Lessor shall actually receive such tax benefits); provided, however, that no such payment to the Lessee shall be made while an AESOP I Operating Lease Event of Default shall have occurred and be continuing.

16.2.     Reimbursement Obligation by the Lessee. The Lessee shall forthwith upon demand reimburse the Lessor or the relevant Indemnified Person for any sum or sums expended with respect to any of the foregoing; provided, however, that to the extent such amounts constitute Excluded Payments, such amounts shall be paid only to the AESOP I Segregated Account; and provided further that, if so requested by the Lessee, the Lessor or the relevant Indemnified Person shall submit to the Lessee a statement documenting any such demand for reimbursement or prepayment. To the extent that the Lessee in fact indemnifies the Lessor or the relevant Indemnified Person under the indemnity provisions of this Agreement, the Lessee shall be subrogated to the Lessor’s or the relevant Indemnified Person’s rights in the affected transaction and shall have a right to determine the settlement of claims therein. The foregoing indemnity as contained in this Section 16 shall survive the expiration or earlier termination of this Agreement or any lease of any Vehicle hereunder.

16.3.     Defense of Claims. The Lessor agrees to notify the Lessee of any claim made against it for which the Lessee may be liable pursuant to this Section 16 and, if the Lessee requests, to contest or allow the Lessee to contest such claim. If any AESOP I Operating Lease Event of Default shall have occurred and be continuing, no contest shall be required, and any contest which has begun shall not be required to be continued to be pursued, unless arrangements to secure the payment of the Lessee’s obligations pursuant to this Section 16 hereunder have been made and such arrangements are reasonably satisfactory to the Lessor. The Lessor shall not settle any such claim without the Lessee’s consent, which consent shall not be unreasonably withheld. Defense of any claim referred to in this Section 16 for which indemnity may be required shall, at the option and request of the Indemnified Person, be conducted by the Lessee. The Lessee will inform the Indemnified Person of any such claim and of the defense thereof and will provide copies of material documents relating to any such claim or defense to such Indemnified Person upon request. Such Indemnified Person may participate in any such defense at its own expense provided such participation does not interfere with the Lessee’s assertion of such claim or defense. The Lessee agrees that no Indemnified Person will be liable to the Lessee for any claim caused directly or indirectly by the inadequacy of any Vehicle leased hereunder for any purpose or any deficiency or defect therein or the use or maintenance thereof or any repairs,

20

servicing or adjustments thereto or any delay in providing or failure to provide such repairs, servicing or adjustments or any interruption or loss of service or use thereof or any loss of business, all of which shall be the risk and responsibility of the Lessee. The rights and indemnities of each Indemnified Person hereunder are expressly made for the benefit of, and will be enforceable by, each Indemnified Person notwithstanding the fact that such Indemnified Person is either no longer a party to (or entitled to receive the benefits of) this Agreement, or was not a party to (or entitled to receive the benefits of) this Agreement at its outset. Except as otherwise set forth herein, nothing herein shall be deemed to require the Lessee to indemnify the Lessor for any of the Lessor’s acts or omissions which constitute gross negligence or willful misconduct. This general indemnity shall not affect any claims of the type discussed above which the Lessee may have against the Manufacturer.

17.          ASSIGNMENT.

17.1.     Right of the Lessor to Assign this Agreement. The Lessor shall have the right to finance the acquisition and ownership of Vehicles by selling or assigning, in whole or in part, its right, title and interest in this Agreement, including, without limitation, in moneys due from the Lessee and any third party under this Agreement and in any security therefor; provided, however, that any such sale or assignment shall be subject to the rights and interest of the Lessee in the Vehicles leased hereunder, including but not limited to the Lessee’s right of quiet and peaceful possession of such Vehicles as set forth in Section 9 hereof, and under this Agreement.

17.2.     Limitations on the Right of the Lessee to Assign this Agreement. The Lessee agrees that it shall not, without prior written consent of the Lessor, CRCF and the Trustee and without having satisfied the Rating Agency Consent Condition, assign this Agreement or any of its rights hereunder to any other party; provided, however, that the Lessee may rent the Vehicles leased hereunder under the terms of its normal daily rental programs and/or sublease such Vehicles to Permitted Sublessees pursuant to a Sublease. Any purported assignment in violation of this Section 17.2 shall be void and of no force or effect. Nothing contained herein shall be deemed to restrict the right of the Lessee to acquire or dispose of, by purchase, lease, financing, or otherwise, motor vehicles that are not subject to the provisions of this Agreement.

18.          DEFAULT AND REMEDIES THEREFOR.

18.1.     Events of Default. Any one or more of the following will constitute an event of default (an “AESOP I Operating Lease Event of Default”) as that term is used herein:

18.1.1.     there occurs (i) a default in the payment of the portion of Monthly Base Rent that relates to the Loan Principal Amount, the Special Default Payments, the Early Termination Payments, Vehicle Purchase Price or Termination Value upon a Standard Casualty or when a Vehicle becomes an Ineligible Vehicle or upon a Vehicle Return Default or any Supplemental Rent (to the extent not included in any of the foregoing) and the continuance thereof for a period of five (5) Business Days or (ii) a default and continuance thereof for five (5) Business Days after notice thereof by the Lessor or the Trustee to the Lessee in the payment of any amount payable under this Agreement (other than amounts described in clause (i) above);

21

18.1.2. any unauthorized assignment or transfer of this Agreement by the Lessee occurs;

18.1.3. the failure, in any material respect, of the Lessee to maintain, or cause to be maintained, insurance as required in Section 5 or Section 31.3;

18.1.4. the failure of the Lessee to observe or perform any other covenant, condition, agreement or provision hereof, and such default continues for more than thirty (30) days after the date written notice thereof is delivered by the Lessor or the Trustee to the Lessee;

18.1.5. if any representation or warranty made by the Lessee herein is inaccurate or incorrect or is breached or is false or misleading in any material respect as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Lessee to the Lessor or the Trustee is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, and the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading in any material respect, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor, the Lender or the Trustee to the Lessee and (y) the date the Lessee learns of such circumstance or condition;

18.1.6. an Event of Bankruptcy occurs with respect to the Lessee or any Permitted Sublessee;

18.1.7. a Loan Event of Default occurs;

18.1.8. a Finance Lease Event of Default or an AESOP II Operating Lease Event of Default occurs; or

18.1.9. the Pension Benefit Guaranty Corporation or the Internal Revenue Service shall have filed notice of one or more liens against the Lessee (unless such lien does not purport to cover the Collateral or any amount payable under the Leases), and, in the case of notice filed by the Internal Revenue Service, such notice shall have remained in effect for more than thirty (30) days unless, prior to the expiration of such period, the Lessee shall have provided the Lessor with a bond in an amount at least equal to the amount of such lien or, in the case of any such lien in an amount less than $1,000,000, the Lessee shall have established to the reasonable satisfaction of the Lessor that such lien is being contested in good faith and that adequate reserves have been established in respect of the claim giving rise to such lien.

18.2. Effect of AESOP I Operating Lease Event of Default or Liquidation Event of Default. If any AESOP I Operating Lease Event of Default described in Section 18 or any Liquidation Event of Default shall occur, (i) the Lessor may terminate the rights of the Lessee to place Vehicle Orders pursuant to Section 2.1 and to lease additional Vehicles from the Lessor, and (ii) if CRCF has declared the Loan Note under any Loan Agreement to be due and payable pursuant to Section 12.2 of such Loan Agreement, (x) this Agreement shall automatically terminate and any accrued and unpaid Monthly Base Rent, Supplemental Rent and all other payments accrued but unpaid under this Agreement (calculated as if the full amount of interest on such Loan Note was then due and payable in full) shall, automatically, without further action by the Lessor or the Trustee, become immediately due and payable and (y) the Lessee shall, at the request of the Lessor, the Lender or the Trustee, return or cause to be returned all Vehicles subject to this Agreement (and the Administrator shall deliver or cause to be delivered to the Trustee the Certificates of Title relating thereto) to the Lessor in accordance with the provisions of Section 13.2 hereof.

18.3. Rights of Lessor Upon AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default. If an AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default shall occur, then the Lessor at its option may:

(i)     proceed by appropriate court action or actions, either at law or in equity, to enforce performance by the Lessee of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 18.5; and/or

(ii)     by notice in writing to the Lessee, terminate this Agreement in its entirety and/or the right of possession hereunder of the Lessee of the Vehicles leased hereunder, and the Lessor may direct delivery by the Lessee of documents of title to the Vehicles leased hereunder, whereupon all rights and interests of the Lessee to such Vehicles will cease and terminate (but the Lessee will remain liable hereunder as herein provided; provided, however, that its liability will be calculated in accordance with Section 18.5); and thereupon, the Lessor or its agents or assignees may peaceably enter upon the premises of the Lessee or other premises where such Vehicles may be located (including, without limitation, the premises of any Permitted Sublessee) and take possession of them and thenceforth hold, possess and enjoy the same free from any right of the Lessee or its successors or assigns, to use such Vehicles for any purpose whatsoever, and the Lessor will, nevertheless, have a right to recover from the Lessee any and all amounts which under the terms of this Section 18.3 (as limited by Section 18.5 of this Agreement) as may be then due. The Lessor will provide the Lessee with written notice of the place and time of the sale at least five (5) days prior to the proposed sale, which shall be deemed commercially reasonable, and the Lessee may purchase such Vehicle(s) at the sale. Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter existing at law, in equity or in bankruptcy and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor; provided, however, that the measure of damages recoverable against the Lessee will in any case be calculated in accordance with Section 18.5. All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted to the Lessee will not otherwise alter or affect the Lessor’s rights or the obligations hereunder of the Lessee. The Lessor’s acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor’s rights hereunder with respect to any subsequent payments or defaults therein; and/or

(iii)     proceed by appropriate court action or actions, either at law or in equity, to enforce performance by any Permitted Sublessee of the applicable covenants and terms of the related Sublease or to recover damages or any other amounts payable under such Sublease; and/or

(iv)     by notice in writing to the Lessee, terminate the Power of Attorney.

18.4. Rights of Lender and Trustee Upon Liquidation Event of Default, Limited Liquidation Event of Default and Non-Performance of Certain Covenants. (i) If a Liquidation Event of Default or a Limited Liquidation Event of Default shall have occurred and be continuing, the Lender and the Trustee, to the extent provided in the Indenture, shall have the rights against the Lessee, and the AESOP I Operating Lease Loan Collateral provided in the Base Indenture upon a Liquidation Event of Default or a Limited Liquidation Event of Default, as the case may be, including the right to take possession of all or a portion of the Vehicles leased hereunder immediately from the Lessee or a Permitted Sublessee.

(ii)     If the Lessee shall default in the due performance and observance of any of its obligations under Sections 31.3, 31.4, 31.5(iv), 31.10, 32.3 or 32.4 hereof, and such default shall continue unremedied for a period of thirty (30) days after notice thereof shall have been given to the Lessee by the Lessor, the Lender or the Trustee, the Trustee, as assignee of the Lessor’s rights hereunder, shall have the ability to exercise all rights, remedies, powers, privileges and claims of the Lessee or the Intermediary against the Manufacturers under or in connection with the Manufacturer Programs with respect to (i) Program Vehicles leased hereunder that the Lessee has determined to turn back to the Manufacturers under such Manufacturer Programs (excluding Relinquished Vehicles) and (ii) whether or not the Lessee shall then have determined to turn back such Program Vehicles, any Program Vehicles leased hereunder for which the applicable Repurchase Period will end within one week or less.

(iii)     Upon a default in the performance (after giving effect to any grace periods provided herein) by the Lessee of its obligations hereunder to keep the Vehicles leased hereunder free of Liens (other than Permitted Liens) and to maintain the Trustee’s first-priority perfected security interest in the AESOP I Operating Lease Loan Collateral, the Lessor or the Trustee shall have the right to take actions reasonably necessary to correct such default with respect to the subject Vehicles including the execution of UCC financing statements with respect to Manufacturer Programs and other general intangibles and the completion of Vehicle Perfection and Documentation Requirements on behalf of the Lessee.

(iv)     Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, the Lessee shall return or cause to be returned any Program Vehicles leased hereunder to the related Manufacturer in accordance with the instructions of the Lessor. To the extent any Manufacturer fails to accept any such Program Vehicles under the terms of the applicable Manufacturer Program, the Lessor shall have the right to otherwise dispose of such Program Vehicles and to direct the Lessee to dispose of such Program Vehicles in accordance with its instructions. Upon the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, the Lessee shall dispose of any Non-Program Vehicles leased hereunder in accordance with the instructions of the Lessor. To the extent the Lessee fails to so dispose of any such Non-Program Vehicles, the Lessor shall have the right to otherwise dispose of such Non-Program Vehicles. In addition, following the occurrence of a Liquidation Event of Default or a Limited Liquidation Event of Default, the Lessor shall have all of the rights, remedies, powers, privileges and claims vis-à-vis the Lessee, necessary or desirable to allow (a) the Lender to exercise the rights, remedies, powers, privileges and claims given to the Lender pursuant to Section 12.3 of the AESOP I Operating Lease Loan Agreement, and the Lessee acknowledges that it has hereby granted to the Lessor all of the rights, remedies, powers, privileges and claims granted by the Lessor to the Lender pursuant to Article 7 of the AESOP I Operating Lease Loan Agreement and that, under the circumstances set forth in the AESOP I Operating Lease Loan Agreement, the Lender may act in lieu of the Lessor in the exercise of such rights, remedies, powers, privileges and claims and (b) the Trustee to exercise the rights, remedies, powers, privileges and claims given to the Trustee pursuant to Sections 3.3 and 9.2 of the Base Indenture, and the Lessee acknowledges that (x) it has hereby granted to the Lessor all of the rights, remedies, powers, privileges and claims granted by the Lender to the Trustee pursuant to Article 3 of the Base Indenture and that, under certain circumstances set forth in the Base Indenture, the Trustee may act in lieu of the Lessor in the exercise of such rights, remedies, powers, privileges and claims and (y) under certain circumstances the Trustee may act in lieu of the Lessor in the exercise of the rights, remedies, powers, privileges and claims of the Lessor hereunder.

18.5. Measure of Damages. If an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default or a Liquidation Event of Default occurs and the Lessor, the Lender or the Trustee exercises the remedies granted to the Lessor, the Lender or the Trustee under this Article 18, the amount that the Lessor shall be permitted to recover shall be equal to:

(i)     all Monthly Base Rent, all Supplemental Rent and all other payments payable under this Agreement (calculated as provided in Section 18.2); plus

(ii)     any damages and expenses, including reasonable attorneys’ fees and expenses (but excluding net after-tax losses of federal and state income tax benefits to which the Lessor would otherwise be entitled as a result of this Agreement), which the Lessor, the Lender or the Trustee will have sustained by reason of the AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Vehicles leased hereunder or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection; plus

(iii)     interest on amounts due and unpaid under this Agreement at the applicable Lender’s Carrying Cost Interest Rate plus 1.0% from time to time computed from the date of the AESOP I Operating Lease Event of Default, Limited Liquidation Event of Default or Liquidation Event of Default or the date payments were originally due to the Lessor under this Agreement or from the date of each expenditure by the Lessor, the

Lender or the Trustee which is recoverable from the Lessee pursuant to this Section 18, as applicable, to and including the date payments are made by the Lessee.

18.6. Vehicle Return Default. If the Lessee fails to comply with the provisions of (a) Section 13.2 hereof with respect to any Vehicle leased hereunder or (b) Section 3.1 with respect to returning or causing to be returned any Program Vehicles leased hereunder to the related Manufacturer not later than the end of the Maximum Term (each, a “Vehicle Return Default”), and the Vehicle is not redesignated as a Non-Program Vehicle in accordance with Section 2.7, then the Lessor at its option may:

(i)     proceed by appropriate court action or actions, either at law or equity, to enforce performance by the Lessee of such covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 18.5 as it relates to such Vehicle; or

(ii)     by notice in writing to the Lessee following the occurrence of such Vehicle Return Default, terminate the Agreement with respect to such Vehicle and/or the right of possession hereunder of the Lessee with respect to such Vehicle and the Lessor may direct delivery by the Lessee of documents of title to such Vehicle, whereupon all rights and interests of the Lessee to such Vehicle will cease and terminate (but the Lessee will remain liable hereunder as herein provided; provided, however, that its liability will be calculated in accordance with Section 18.5 as it relates to such Vehicle); and thereupon the Lessor or its agents or assignees may peaceably enter upon the premises of the Lessee or other premises where such Vehicle may be located (including, without limitation, the premises of any Permitted Sublessee) and take possession of it and thenceforth hold, possess and enjoy the same free from any right of the Lessee or its successors or assigns to use such Vehicle for any purpose whatsoever and the Lessor will nevertheless have a right to recover from the Lessee any and all amounts which, under the terms of this Agreement may then be due. The Lessor will provide the Lessee with written notice of the place and time of the sale of such Vehicle at least five (5) days prior to the proposed sale, which sale shall be deemed commercially reasonable and the Lessee may purchase the Vehicle at such sale; or

(iii)     hold, keep idle or lease to others such Vehicle, as the Lessor in its sole discretion may determine, free and clear of any rights of the Lessee without any duty to account to the Lessee with respect to such action or inaction or for any proceeds with respect to such action or inaction except that the Lessee’s obligation to pay Monthly Base Rent for periods commencing after the Lessee shall have been deprived of the use of such Vehicle pursuant to this clause (iii) shall be reduced by the net proceeds, if any, received by the Lessor from leasing such Vehicle to any person other than the Lessee for the same period or any portion thereof; or

(iv)     whether or not the Lessor shall have exercised or shall thereafter exercise any of the rights under the foregoing clauses (i), (ii) or (iii), demand by written notice to the Lessee that the Lessee pay to the Lessor immediately, and the Lessee shall so pay to the Lessor as liquidated damages for loss of a bargain and not as a penalty, any unpaid Monthly Base Rent due through the Payment Date with respect to the Related Month during which such Vehicle is rejected by the Manufacturer or otherwise is not returned to the Manufacturer or on the date the Lessee is required to, but does not, sell, return or otherwise dispose of such Vehicle pursuant to Section 3.1 or 2.6 hereof, any Supplemental Rent then accrued and unpaid plus whichever of the following amounts the Lessor, in its sole discretion shall specify in such notice:

(1)     an amount equal to the excess, if any, of the Termination Value for such Vehicle over the Market Value of such Vehicle as of (a) the date such Vehicle (if such Vehicle is a Program Vehicle) is rejected by a Manufacturer for not meeting its Manufacturer Program’s Vehicle Turn-In Condition guidelines, or (b) the date the Lessee is required to, but does not, sell, return or otherwise dispose of such Vehicle (if such Vehicle is a Non-Program Vehicle) pursuant to Section 3.1 or 2.6 hereof; or

(2)     an amount equal to the Termination Value for such Vehicle as of (a) the date such Vehicle is rejected by a Manufacturer for not meeting its Manufacturer Program’s Vehicle Turn-In Condition guidelines (if such Vehicle is a Program Vehicle), or (b) the date the Lessee is required to, but does not, sell, return or otherwise dispose of such Vehicle (if such Vehicle is a Non-Program Vehicle) pursuant to Section 3.1 or 2.6 hereof, in which event (x) the Lessor shall cause title to such Vehicle to be transferred to the Lessee, (y) the Lessee shall be entitled to any physical damage insurance proceeds applicable to such Vehicle, and (z) the Administrator shall request the Trustee to cause its Lien to be removed from the Certificate of Title for such Vehicle.

(v)     if the Lessor shall have sold any Vehicle pursuant to clause (ii) above, the Lessor in lieu of exercising its rights under clause (iv) above with respect to such Vehicle may, if it shall so elect, demand that the Lessee pay to the Lessor and the Lessee shall pay to the Lessor on the date of such sale as liquidated damages for loss of a bargain and not as a penalty, any unpaid Monthly Base Rent and Supplemental Rent due through such date of sale plus the amount of any deficiency between the net proceeds of such sale and the Termination Value of such Vehicle computed as of the date of the sale.

18.7. Application of Proceeds. The proceeds of any sale or other disposition pursuant to Section 18.2, 18.3 or 18.6 shall be applied by the Lessor in its sole discretion as the Lessor deems appropriate.

19.     MANUFACTURER EVENTS OF DEFAULT. (a) Upon the occurrence of a Manufacturer Event of Default with respect to any Manufacturer (a “Defaulting Manufacturer”), the Lessee, on behalf of the Lessor, (i) shall no longer place Vehicle Orders for additional Program Vehicles from such Manufacturer and (ii) shall cancel any Vehicle Order with such Defaulting Manufacturer for any Program Vehicle with respect to which a VIN has not been assigned as of the date such Manufacturer Event of Default occurs.

(b)     Upon the occurrence of a Manufacturer Event of Default, the Lessee agrees to (i) act at the direction of the Lessor, the Lender or the Trustee to take commercially reasonable action to liquidate the Program Vehicles subject to a Manufacturer Program with respect to which such Manufacturer Event of Default has occurred or (ii) convert such Program Vehicles to Non-Program Vehicles in accordance with Section 2.7 hereof and subject to the limitations set forth therein.

(c)     Upon the occurrence of a Manufacturer Event of Default, except as provided in Section 13.3, the Lessee shall not be liable for any failure by the Lessor to recover all or any portion of the Repurchase Price with respect to any Program Vehicles subject to the Manufacturer Program of the Defaulting Manufacturer; provided, however, that nothing in this Section 19 shall be construed to modify, terminate or otherwise affect the Lessee’s obligations under this Agreement.

20.     [RESERVED]

21.     [RESERVED]

22.     CERTIFICATION OF TRADE OR BUSINESS USE.

The Lessee hereby warrants and certifies, under penalties of perjury, that it intends to use the Vehicles which are subject to this Agreement, in its trade or business or for sublease to a Permitted Sublessee pursuant to a Sublease.

23.     SURVIVAL.

In the event that, during the term of this Agreement, the Lessee becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by the Lessee.

24.     [RESERVED]

25.     TITLE.

This is an agreement to lease only and title to Vehicles will at all times remain in the Lessor’s name or in the name of the Lessor’s Permitted Nominee. The Lessee will not have any rights or interest in Vehicles whatsoever other than the right of possession and use as provided by this Agreement.

26.     [RESERVED]

27.     RIGHTS OF LESSOR ASSIGNED.

Notwithstanding anything to the contrary contained in this Agreement, the Lessee acknowledges that the Lessor has assigned all of its rights under this Agreement (other than its right to receive Excluded Payments) to CRCF pursuant to the AESOP I Operating Lease Loan Agreement and CRCF has assigned such rights to the Trustee pursuant to the Base Indenture. Accordingly, the Lessee agrees that:

(i)     subject to the terms of the AESOP I Loan Agreement and the Indenture, the Trustee shall have all the rights, powers, privileges and remedies of the Lessor hereunder (other than the right to receive Excluded Payments, which shall be paid to the AESOP I Segregated Account) and the obligations of the Lessee hereunder (including with respect to the payment of Monthly Base Rent, Supplemental Rent and all other amounts payable hereunder) shall not be subject to any claim or defense which the Lessee may have against the Lessor (other than the defense of payment actually made) and shall be absolute and unconditional and shall not be subject to any abatement, setoff, counterclaim, deduction or reduction for any reason whatsoever. Specifically, the Lessee agrees that, upon the occurrence of an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default or a Liquidation Event of Default, the Trustee may exercise (for and on behalf of the Lessor) any right or remedy against the Lessee provided for herein (other than with respect to the right to receive Excluded Payments) and the Lessee will not interpose as a defense that such claim should have been asserted by the Lessor;

(ii)     upon the delivery by the Trustee of any notice to the Lessee stating that an AESOP I Operating Lease Event of Default, a Limited Liquidation Event of Default or a Liquidation Event of Default has occurred, the Lessee will, if so requested by the Trustee, treat the Trustee or the Trustee’s designee for all purposes (other than with respect to the right to receive Excluded Payments) as the Lessor hereunder and in all respects comply with all obligations under this Agreement that are asserted by the Trustee as the successor to the Lessor hereunder, irrespective of whether the Lessee has received any such notice from the Lessor; provided, however, that the Trustee shall in no event be liable to the Lessee for any action taken by it in its capacity as successor to the Lessor other than actions that constitute negligence or willful misconduct;

(iii)     the Lessee acknowledges that pursuant to the AESOP I Operating Lease Loan Agreement and the Base Indenture the Lessor has irrevocably authorized and directed the Lessee to, and the Lessee shall, make payments of Monthly Base Rent and Supplemental Rent hereunder (and any other payments hereunder) (other than Excluded Payments, which shall be paid to the AESOP I Segregated Account) directly to the Trustee for deposit in the Collection Account established by the Trustee for receipt of such payments pursuant to the Base Indenture and such payments shall discharge the obligation of the Lessee to the Lessor hereunder to the extent of such payments. Upon written notice to the Lessee of a sale or assignment by the Trustee of its right, title and interest in moneys due under this Agreement to a successor Trustee, the Lessee shall thereafter make payments of all Monthly Base Rent and Supplemental Rent (and any other payments hereunder) (other than Excluded Payments, which shall be paid to the AESOP I Segregated Account) to the party specified in such notice;

(iv)     upon request made by the Trustee at any time, the Lessee will take such actions as are requested by the Trustee to assist the Trustee in maintaining the Trustee’s first-priority perfected security interest in the Vehicles leased hereunder, the Certificates of Title with respect thereto and any other portion of the AESOP I Operating Lease Loan Collateral; and

(v)     in the event that the Indenture terminates and all obligations owing under the Indenture have been paid in full, the Lender shall have all rights under this Agreement previously assigned to the Trustee.

28.     [RESERVED]

29.     MODIFICATION AND SEVERABILITY.

The terms of this Agreement will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless (i) the same shall be in writing and signed and delivered by the Lessor and the Lessee and consented to in writing by the Lender and the Trustee and (ii) the Rating Agency Consent Condition shall have been satisfied. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. The Lessor shall provide prompt written notice to each Rating Agency of any such waiver, modification or amendment.

30.     CERTAIN REPRESENTATIONS AND WARRANTIES.

The Lessee represents and warrants to the Lessor and the Trustee that as of the Restatement Effective Date and as of each Series Closing Date:

30.1. Organization; Ownership; Power; Qualification. The Lessee is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization.

30.2. Authorization; Enforceability. The Lessee has the corporate power and has taken all necessary corporate action to authorize it to execute, deliver and perform this Agreement and each of the other Related Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Lessee and is, and each of the other Related Documents to which the Lessee is a party is, a legal, valid and binding obligation of the Lessee, enforceable in accordance with its terms.

30.3. Compliance. The execution, delivery and performance, in accordance with their respective terms, by the Lessee of this Agreement and each of the other Related Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent, approval, authorization or registration not already obtained or effected, (ii) violate any applicable law with respect to the Lessee which violation could result in a Material Adverse Effect, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws, as amended, of the Lessee, (iv) conflict with, result in a breach of, or constitute a default under any indenture, agreement, or other instrument to which the Lessee is a party or by which its properties may be bound which conflict, breach or default could result in a Material Adverse Effect, or (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Lessee except Permitted Liens.

30.4. Financial Information; Financial Condition. All balance sheets, all statements of operations, of shareholders’ equity and of cash flow, and other financial data (other than projections) which have been or shall hereafter be furnished to the Lessor, the Lender or the Trustee for the purposes of or in connection with this Agreement or the Related Documents have been and will be prepared in accordance with GAAP applied on a consistent basis and do and will present fairly the financial condition of the entities involved as of the dates thereof and the results of their operations for the periods covered thereby. Such financial data include the following financial statements and reports which have been furnished to the Lessor and the Trustee on or prior to the date hereof:

(i)     the audited consolidated financial statements consisting of a statement of financial position of the Lessee and its Consolidated Subsidiaries as of December 31, 2003, and the related statements of operations, stockholder’s equity and cash flows of the Lessee and its Consolidated Subsidiaries for the three-year period ended December 31, 2003; and

(ii)     the unaudited condensed consolidated financial statements consisting of a statement of financial position of the Lessee and its Consolidated Subsidiaries as of March 31, 2004, and the related statements of operations, stockholder’s equity and cash flows of the Lessee and its Consolidated Subsidiaries for the three months ended March 31, 2004.

30.5. Litigation. Except as set forth in Schedule 30.5 hereto and except for claims as to which the insurer has admitted coverage in writing and which are fully covered by insurance, no claims, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the best of the Lessee’s knowledge, threatened against the Lessee which would, if adversely determined, have a Material Adverse Effect.

30.6. Liens. The Vehicles, the Sublease Collateral and all other Collateral are free and clear of all Liens other than (i) Permitted Liens and (ii) Liens in favor of the Lessor, the Lender or the Trustee. The Trustee has obtained, and will continue to obtain, for the benefit of the Secured Parties pursuant to the Base Indenture, a first-priority perfected Lien on all Vehicles leased hereunder (other than Vehicles titled in the states of Ohio, Oklahoma and Nebraska). The Lessor has obtained, and will continue to obtain, a first-priority perfected Lien on all Sublease Collateral. All Vehicle Perfection and Documentation Requirements with respect to all Vehicles on or after the date hereof have and will continue to be satisfied.

30.7. Employee Benefit Plans. (a) During the twelve-consecutive-month period prior to the date hereof and prior to any Series Closing Date: (i) no steps have been taken by the Lessee or any member of the Controlled Group, or to the knowledge of the Lessee, by any Person, to terminate any Pension Plan; and (ii) no contribution failure has occurred with respect to any Pension Plan maintained by the Lessee or any member of the Controlled Group sufficient to give rise to a Lien under Section 302(f)(1) of ERISA in connection with such Pension Plan;

and (b) no condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Lessee or any member of the Controlled Group of liabilities, fines or penalties in an amount that could have a Material Adverse Effect.

30.8. Investment Company Act. The Lessee is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, and the Lessee is not subject to any other statute which would impair or restrict its ability to perform its obligations under this Agreement or the other Related Documents, and neither the entering into nor the performance by the Lessee of this Agreement violates any provision of the Investment Company Act of 1940, as amended.

30.9. Regulations T, U and X. The Lessee is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System). None of the Lessee, any of its Affiliates or any Person acting on their behalf has taken or will take action to cause the execution, delivery or performance of this Agreement or the Loan Note, the making or existence of the Loans or the use of proceeds of the Loans to violate Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

30.10. Records Locations; Jurisdiction of Organization . Schedule 30.10 lists each of the locations where the Lessee maintains any records; and Schedule 30.10 also lists the Lessee’s legal name and the Lessee’s jurisdiction of organization.

30.11. Taxes. The Lessee has filed all tax returns which have been required to be filed by it (except where the requirement to file such return is subject to a valid extension or such failure relates to returns which, in the aggregate, show taxes due in an amount of not more than $500,000), and has paid or provided adequate reserves for the payment of all taxes shown due on such returns or required to be paid as a condition to such extension, as well as all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than those that are payable without penalty or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP. As of the date hereof and as of each Series Closing Date, to the best of the Lessee’s knowledge, there is no unresolved claim by a taxing authority concerning the Lessee’s tax liability for any period for which returns have been filed or were due other than those contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

30.12. Governmental Authorization. The Lessee has all licenses, franchises, permits and other governmental authorizations necessary for all businesses presently carried on by it (including owning and leasing the real and personal property owned and leased by it), except where failure to obtain such licenses, franchises, permits and other governmental authorizations would not have a Material Adverse Effect.

30.13. Compliance with Laws. Except as disclosed in Schedule 30.13 hereto, the Lessee: (i) is not in violation of any law, ordinance, rule, regulation or order of any

Governmental Authority applicable to it or its property, which violation would have a Material Adverse Effect, and no such violation has been alleged, (ii) has filed in a timely manner all reports, documents and other materials required to be filed by it with any governmental bureau, agency or instrumentality (and the information contained in each of such filings is true, correct and complete in all material respects), except where failure to make such filings would not have a Material Adverse Effect, and (iii) has retained all records and documents required to be retained by it pursuant to any Requirement of Law, except where failure to retain such records would not have a Material Adverse Effect.

30.14. Eligible Vehicles. Each Vehicle is or will be, as the case may be, on the Vehicle Operating Lease Commencement Date with respect to such Vehicle, an Eligible Vehicle.

30.15. Supplemental Documents True and Correct. All information contained in any Vehicle Order or other Supplemental Document which has been submitted, or which may hereafter be submitted by the Lessee to the Lessor is, or will be, true, correct and complete.

30.16. Manufacturer Programs. No Manufacturer Event of Default has occurred and is continuing with respect to any Manufacturer of a Program Vehicle.

30.17. Absence of Default. The Lessee is in compliance with all of the provisions of its certificate or articles of incorporation and by-laws and no event has occurred or failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an AESOP I Operating Lease Event of Default or a Potential AESOP I Operating Lease Event of Default or (ii) a default or event of default by the Lessee under any material indenture, agreement or other instrument, or any judgment, decree or final order to which the Lessee is a party or by which the Lessee or any of its properties may be bound or affected that could result in a Material Adverse Effect.

30.18. Title to Assets. The Lessee has good, legal and marketable title to, or a valid leasehold interest in, all of its assets, except to the extent no Material Adverse Effect could result. Except for financing statements or other filings with respect to or evidencing Permitted Encumbrances, no financing statement under the UCC of any state, application for a Certificate of Title or certificate of ownership, or other filing which names the Lessee as debtor or which covers or purports to cover any of the assets of the Lessee is on file in any state or other jurisdiction, and the Lessee has not signed any such financing statement, application or instrument authorizing any secured party or creditor of such Person thereunder to file any such financing statement, application or filing other than with respect to Permitted Encumbrances and except, in each case, to the extent no Material Adverse Effect could result.

30.19. Burdensome Provisions. The Lessee is not a party to or bound by any Contractual Obligation that could have a Material Adverse Effect.

30.20. No Adverse Change. Since December 31, 2003, (x) no material adverse change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Lessee has occurred, and (y) no event has occurred or failed to occur which has had or may have, either alone or in conjunction with all other such events and failures, a Material Adverse Effect.

30.21. No Adverse Fact. No fact or circumstance is known to the Lessee, as of the date hereof or as of such Series Closing Date which, either alone or in conjunction with all other such facts and circumstances, has had or might in the future have (so far as the Lessee can foresee) a Material Adverse Effect which has not been set forth or referred to in the financial statements referred to in Section 30.4 or 31.5 or in a writing specifically captioned “Disclosure Statement” and delivered to the Lessor prior to such Series Closing Date. If a fact or circumstance disclosed in such financial statements or Disclosure Statement, or if an action, suit or proceeding disclosed to the Lessor, should in the future have a Material Adverse Effect, such Material Adverse Effect shall be a change or event subject to Section 30.20 notwithstanding such disclosure.

30.22. Accuracy of Information. All data, certificates, reports, statements, opinions of counsel, documents and other information furnished to the Lessor, the Lender or the Trustee by or on behalf of the Lessee pursuant to any provision of any Related Document, or in connection with or pursuant to any amendment or modification of, or waiver under, any Related Document, shall, at the time the same are so furnished, (i) be complete and correct in all material respects to the extent necessary to give the Lessor, the Lender or the Trustee, as the case may be, true and accurate knowledge of the subject matter thereof, (ii) not contain any untrue statement of a material fact, and (iii) not omit to state a material fact necessary in order to make the statements contained therein (in light of the circumstances in which they were made) not misleading, and the furnishing of the same to the Lessor, the Lender or the Trustee, as the case may be, shall constitute a representation and warranty by the Lessee made on the date the same are furnished to the Lessor, the Lender or the Trustee, as the case may be, to the effect specified in clauses (i), (ii) and (iii).

30.23. Solvency. Both before and after giving effect to the transactions contemplated by this Agreement and the other Related Documents, the Lessee is solvent within the meaning of the Bankruptcy Code and the Lessee is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or insolvency law and no Event of Bankruptcy has occurred with respect to the Lessee.

30.24. Payment Of Capitalized Cost. Prior to the Vehicle Operating Lease Commencement Date with respect to each Vehicle leased hereunder, the Capitalized Cost with respect to such Vehicle shall have been paid.

31.     CERTAIN AFFIRMATIVE COVENANTS. Until the expiration or termination of this Agreement, and thereafter until the obligations of the Lessee under this Agreement and the Related Documents are satisfied in full, the Lessee covenants and agrees that, unless at any time the Lessor, the Lender and the Trustee shall otherwise expressly consent in writing, it will:

31.1. Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (i) maintain and preserve the corporate existence of the Lessee; (ii)

be, and ensure that the Lessee is, duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary and the failure to so qualify would have a Material Adverse Effect; and (iii) comply with all Contractual Obligations and Requirements of Law binding upon it and its Subsidiaries, except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

31.2. Books, Records and Inspections. (i) Maintain complete and accurate books and records with respect to the Vehicles leased under this Agreement and (ii) permit any Person designated by the Lessor, the Lender or the Trustee in writing to visit and inspect any of the properties, corporate books and financial records of the Lessee and its Subsidiaries and to discuss its affairs, finances and accounts with officers of the Lessee and its Subsidiaries, agents of the Lessee and with the Lessee’s independent public accountants, all at such reasonable times and as often as the Lessor, the Lender or the Trustee may reasonably request.

31.3. Insurance. Obtain and maintain with respect to all Vehicles that are subject to this Agreement (a) vehicle liability insurance to the full extent required by law and in any event not less than $500,000 per Person and $1,000,000 per occurrence, (b) property damage insurance with a limit of $1,000,000 per occurrence, and (c) excess coverage public liability insurance with a limit of not less than $50,000,000 or the limit maintained from time to time by the Lessee at any time hereafter, whichever is greater, with respect to all passenger cars and vans comprising the Lessee’s rental fleet. The Lessor acknowledges and agrees that the Lessee may, to the extent permitted by applicable law, self-insure for the first $1,000,000 per occurrence, or a greater amount up to a maximum of $3,000,000, with the consent of each Enhancement Provider, per occurrence, of vehicle liability and property damage which is otherwise required to be insured hereunder. All such policies shall be from financially sound and reputable insurers, shall name the Lender, the Lessor and the Trustee as additional insured parties and, in the case of catastrophic physical damage insurance on such Vehicles, shall name the Trustee as loss payee as its interest may appear and will provide that the Lender, the Lessor and the Trustee shall receive at least ten (10) days’ prior written notice of cancellation of such policies. The Lessee will notify promptly the Lender, the Lessor and the Trustee of any curtailment or cancellation of the Lessee’s right to self-insure in any jurisdiction.

31.4. Manufacturer Programs. Turn in (or cause to be turned in) the Program Vehicles leased hereunder to the relevant Manufacturer within the Repurchase Period therefor (unless the Lessee purchases such Program Vehicle pursuant to the terms hereof or sells such Program Vehicle prior to the end of the Repurchase Period therefor and receives sales proceeds thereof in cash in an amount equal to or greater than the repurchase price under such Manufacturer Program); and comply with all of its obligations under each Manufacturer Program and the Master Exchange Agreement.

31.5. Reporting Requirements. Furnish, or cause to be furnished to the Lessor, the Lender and the Trustee and, in the case of item (iv) below, to each Rating Agency:

(i)     Audit Report. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, (a) consolidated financial statements consisting of a statement of financial position of the Lessee and its Consolidated Subsidiaries as of the end of such fiscal year and a statement of operations, stockholders’ equity and cash flows of the Lessee and its Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by and containing an opinion, unqualified as to scope, of independent certified public accountants of recognized standing selected by the Lessee and acceptable to the Lessor, the Lender and the Trustee, accompanied by (b) a letter from such accountants addressed to the Lessor, the Lender and the Trustee stating that, in the course of their annual audit of the books and records of the Lessee, no Potential AESOP I Operating Lease Event of Default or AESOP I Operating Lease Event of Default has come to their attention which was continuing at the close of such fiscal year or on the date of their letter, or, if such an event has come to the attention of such accountants and was continuing at the close of such fiscal year or on the date of their letter, the nature of such event, it being understood that such accountants shall have no liability to the Lessor or the Trustee by reason of the failure of such accountants to obtain knowledge of the occurrence or continuance of such an AESOP I Operating Lease Event of Default or Potential AESOP I Operating Lease Event of Default;

(ii)     Quarterly Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Lessee, (a) financial statements consisting of a consolidated statement of financial position of the Lessee and its Consolidated Subsidiaries as of the end of such quarter and a statement of operations, stockholders’ equity and cash flows of the Lessee and its Consolidated Subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified (subject to year-end audit adjustments) by a senior financial officer of the Lessee as having been prepared in accordance with GAAP applied on a consistent basis, accompanied by (b) a letter from such officer addressed to the Lessor, the Lender and the Trustee stating that no Potential AESOP I Operating Lease Event of Default or AESOP I Operating Lease Event of Default has come to his attention which was continuing at the end of such quarter or on the date of his letter, or, if such an event has come to his attention and was continuing at the end of such quarter or on the date of his letter, indicating the nature of such event and the action which the Lessee proposes to take with respect thereto;

(iii)     Amortization Events and AESOP I Operating Lease Events of Default. As soon as possible but in any event within two (2) Business Days after the occurrence of any Amortization Event, Potential Amortization Event, AESOP I Operating Lease Event of Default or Potential AESOP I Operating Lease Event of Default, a written statement of an Authorized Officer describing such event and the action that the Lessee proposes to take with respect thereto;

(iv)     Manufacturers. Promptly after obtaining actual knowledge thereof, notice of any Manufacturer Event of Default or termination or replacement of a Manufacturer Program;

(v)     Interim Financial Statements. Promptly following the Lessee’s receipt thereof, copies of all other financial reports submitted to the Lessee by independent public accountants relating to any annual or interim audit of the books of the Lessee, or opinion as to the proper book value of the assets of the Lessee;

(vi)     Reports. Promptly, from time to time, such information with respect to the Subleases, the Vehicles leased hereunder and payments made and owing hereunder as the Lessor may require to satisfy its reporting obligations to the Lender pursuant to Section 9.5 of the AESOP I Operating Lease Loan Agreement; and

(vii)     Other. Promptly, from time to time, such other information, documents, or reports respecting the Vehicles leased hereunder or the condition or operations, financial or otherwise, of the Lessee as the Lessor, the Lender or the Trustee may from time to time reasonably request in order to protect the interests of the Lessor, the Lender or the Trustee under or as contemplated by this Agreement or any other Related Document.

31.6. Payment of Taxes; Removal of Liens. Pay when due all taxes, assessments, fees and governmental charges of any kind whatsoever that may be at any time lawfully assessed or levied against or with respect to the Lessee, or its property and assets or any interest thereon. Notwithstanding the previous sentence, but subject in any case to the other requirements hereof and of the Related Documents, the Lessee shall not be required to pay any tax, charge, assessment or imposition nor to comply with any law, ordinance, rule, order, regulation or requirement so long as the Lessee shall contest, in good faith, the amount or validity thereof, in an appropriate manner or by appropriate proceedings. Each such contest shall be promptly prosecuted to final conclusion (subject to the right of the Lessee to settle any such contest).

31.7. Business. The Lessee will engage only in businesses in substantially the same or related fields as the businesses conducted by it on the date hereof and such other lines of business, which, in the aggregate, do not constitute a material part of the operations of the Lessee.

31.8. Maintenance of Separate Existence. The Lessee acknowledges its receipt of a copy of that certain opinion letter issued by White & Case LLP dated the date hereof and addressing the issue of substantive consolidation as it may relate to the Lessee, each Permitted Sublessee, the Lessor, Original AESOP, AESOP Leasing II and CRCF. The Lessee hereby agrees to maintain in place all policies and procedures, and take and continue to take all action, described in the factual assumptions set forth in such opinion letter and relating to such Person.

31.9. Trustee as Lienholder. Concurrently with each leasing of a Vehicle under this Agreement, the Administrator shall indicate on its computer records that the Trustee, as assignee of the Lender, is the holder of a Lien on such Vehicle pursuant to the terms of the Base Indenture.

31.10. Maintenance of the Vehicles. Maintain and cause to be maintained in good repair, working order, and condition all of the Vehicles leased hereunder in accordance with its ordinary business practices with respect to all other vehicles owned by it, except to the extent that any such failure to comply with such requirements does not, in the aggregate, materially adversely affect the interests of the Lessor under this Agreement, the interests of the Lender under the AESOP I Operating Lease Loan Agreement or the interests of the Secured

Parties under the Indenture or the likelihood of repayment of the Loans. From time to time the Lessee will make or cause to be made all appropriate repairs, renewals, and replacements with respect to the Vehicles.

31.11. Enhancement. If the Enhancement with respect to any Series of Notes is provided by a letter of credit and (i) the short-term debt or deposit rating of the Enhancement Provider of such letter of credit shall be downgraded below the then-current rating of such Series of Notes by the Rating Agencies with respect to such Series of Notes or (ii) such Enhancement Provider shall notify the Lessee that its compliance with any of its obligations under such letter of credit would be unlawful, use its best efforts to obtain a successor institution to act as Enhancement Provider or, in the alternative, to otherwise credit enhance the payments to be made under this Agreement by the Lessee, subject to the satisfaction of the Rating Agency Confirmation Condition and any other requirements set forth in the Related Documents.

31.12. Manufacturer Payments. Cause each Manufacturer and each auction dealer with respect to such Manufacturer to make all payments made by it under the Manufacturer Programs with respect to Vehicles leased hereunder directly to the Collection Account or a Joint Collection Account. Any such payments from Manufacturers or related auction dealers received directly by the Lessee, will be, within three (3) Business Days of receipt, deposited into the Collection Account or a Joint Collection Account, as applicable.

31.13. Accounting Methods; Financial Records. Maintain, and cause each of its material Subsidiaries to maintain, a system of accounting and keep, and cause each of its material Subsidiaries to keep, such records and books of account (which shall be true and complete) as may be required or necessary to permit the preparation of financial statements in accordance with GAAP applied on a consistent basis.

31.14. Disclosure to Auditors. Disclose, and cause each of its material Subsidiaries to disclose, to its independent certified public accountants in a timely manner all loss contingencies of a type requiring disclosure to auditors under accounting standards promulgated by the Financial Accounting Standards Board.

31.15. Disposal of Non-Program Vehicles. Dispose of the Non-Program Vehicles leased hereunder in accordance with Section 2.6 (unless the Lessee purchases such Non-Program Vehicle in accordance with the terms hereof).

31.16. Security Interest; Additional Sublease. Do and cause to be done at all times all things necessary, including without limitation filing UCC financing statements and continuation statements, to maintain and preserve the Lessor’s first-priority perfected security interest in the Sublease Collateral. The Lessee shall maintain the effectiveness of each of the financing statements filed in accordance with Section 2. The Lessee shall notify the Lessor and each Rating Agency of the execution of any additional Sublease, and the Lessee shall do and cause to be done all things necessary to perfect the security interest in the additional Sublease Collateral with respect to such Sublease.

32.     CERTAIN NEGATIVE COVENANTS. Until the expiration or termination of this Agreement and thereafter until the obligations of the Lessee under this

Agreement and the Related Documents are satisfied in full, the Lessee covenants and agrees that, unless at any time the Lessor and the Trustee shall otherwise expressly consent in writing, it will not:

32.1. Mergers, Consolidations. Merge or consolidate with any Person, except that, if after giving effect thereto, no Potential AESOP I Operating Lease Event of Default or AESOP I Operating Lease Event of Default would exist, this Section 32.1 shall not apply to any merger or consolidation; provided that the Lessee is the surviving corporation of such merger or consolidation.

32.2. Other Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

32.3. Liens. Create or permit to exist any Lien with respect to any Vehicle leased hereunder now or hereafter existing or acquired, except for Permitted Liens.

32.4. Use of Vehicles. Use or allow the Vehicles to be used (i) in any manner that would make such Vehicles that are Program Vehicles ineligible for repurchase under an Eligible Manufacturer Program, (ii) for any illegal purposes or (iii) in any manner that would subject the Vehicles to confiscation.

32.5. Termination of Agreement. Allow this Agreement to terminate prior to the termination of each other Lease.

32.6. Sublease Amendment. The Lessee shall not amend, modify, supplement or waive any provision, or permit the amendment, modification, supplementation or waiver of any provision, of a Sublease without (x) the prior written consent of the Lessor and the Trustee and (y) satisfaction of the Rating Agency Consent Condition.

33.     ADMINISTRATOR ACTING AS AGENT OF THE LESSOR. The parties to this Agreement acknowledge and agree that CCRG shall act as Administrator and, in such capacity, as the agent for the Lessor, for purposes of performing certain duties of the Lessor under this Agreement and the Related Documents. As compensation for the Administrator’s performance of such duties, the Lessor shall pay to the Administrator on each Payment Date (i) the portion of the Monthly Administration Fee payable by the Lessor pursuant to the Administration Agreement and (ii) the reasonable costs and expenses of the Administrator incurred by it as a result of arranging for the sale of Vehicles returned to the Lessor in accordance with Section 2.6(b) or as a result of a Vehicle Return Default and sold to third parties; provided, however, that such costs and expenses shall only be payable to the Administrator to the extent of any excess of the sale price received by the Lessor for any such Vehicle over the Termination Value thereof.

34.     NO PETITION. Each of the Lessee and the Administrator hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Notes, it will not institute against, or join any other Person in instituting against, the Lessor, Original AESOP, AESOP Leasing II, the Intermediary, Quartx, PVHC or CRCF any

bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that the Lessee or the Administrator takes action in violation of this Section 34, the Lessor agrees, for the benefit of the Secured Parties, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by the Lessee or the Administrator against the Lessor, Original AESOP, AESOP Leasing II, the Intermediary, Quartx, PVHC or CRCF or the commencement of such action and raise the defense that the Lessee or the Administrator has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert. The provisions of this Section 34 shall survive the termination of this Agreement.

35.     CERTAIN AGREEMENTS RESPECTING THE MASTER EXCHANGE AGREEMENT. Without limiting any other provision hereof, the Lessee and the Administrator hereby covenant and agree that they will cooperate with the Lessor in order to effect transfers of Relinquished Vehicles to the Intermediary and acquisitions of Replacement Vehicles by the Intermediary in accordance with the terms of the Master Exchange Agreement, including by giving such notices and providing such information to the Lessor or to other persons as the Lessor may from time to time reasonably request.

36.     SUBMISSION TO JURISDICTION. The Lessor and the Trustee may enforce any claim arising out of this Agreement in any state or federal court having subject matter jurisdiction, including, without limitation, any state or federal court located in the State of New York. For the purpose of any action or proceeding instituted with respect to any such claim, the Lessee hereby irrevocably submits to the jurisdiction of such courts. The Lessee further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lessee and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of the Trustee, the Lender and the Lessor to serve process in any other manner permitted by law or preclude the Lessor, the Lender or the Trustee from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Lessee hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in the State of New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

37.     GOVERNING LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Lessee and all rights of the Lessor, the Lender or the Trustee expressed herein shall be in addition to and not in limitation of those provided by applicable law or in any other written instrument or agreement.

38.     JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

39.     NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party, addressed to it, at its address or telephone number set forth on the signature pages below, or at such other address or telephone number as such party may hereafter specify for the purpose by notice to the other party. In each case, a copy of all notices, requests and other communications that are sent by any party hereunder shall be sent to the Trustee and the Lender and a copy of all notices, requests and other communications that are sent by the Lessee to each other that pertain to this Agreement shall be sent to the Lessor, the Lender and the Trustee. Copies of notices, requests and other communications delivered to the Trustee, the Lender and/or the Lessor pursuant to the foregoing sentence shall be sent to the following addresses:

TRUSTEE:	The Bank of New York
c/o BNY Midwest Trust Company
2 North La Salle Street
10th Floor
Chicago, Illinois 60602
	Attention:	Corporate Trust Officer
	Telephone:	(312) 827-8569
	Fax:	(312) 869-8562

LENDER:	Cendant Rental Car Funding (AESOP) LLC
c/o Lord Securities Corporation
48 Wall Street
New York, New York 10005
	Attention:	Benjamin B. Abedine
	Telephone:	(212) 346-9019
	Fax:	(212) 346-9012

LESSOR:	AESOP Leasing L.P.
c/o Lord Securities Corporation
48 Wall Street
New York, New York 10005
	Attention:	Benjamin B. Abedine
	Telephone:	(212) 346-9019
	Fax:	(212) 346-9012

LESSEE:	Cendant Car Rental Group, Inc.
6 Sylvan Way
Parsippany, NJ 07054
	Attention:	Treasurer
	Telephone:	(973) 496-5000
	Fax:	(973) 496-5852

Each such notice, request or communication shall be effective when received at the address specified below. Copies of all notices must be sent by first class mail promptly after transmission by facsimile.

40.     [RESERVED]

41.     TITLE TO MANUFACTURER PROGRAMS IN LESSOR.

The Lessee, by its execution hereof, acknowledges and agrees that, as between the Lessor and the Lessee, (i) the Lessor is the sole owner and holder of all right, title and interest in and to the Manufacturer Programs as they relate to the Vehicles leased hereunder, (ii) in accordance with the Assignment Agreements, all of the Lessor’s right, title and interest in and to such Manufacturer Programs shall be assigned to the Trustee (except as expressly provided otherwise in any Related Document with respect to Relinquished Vehicles and any related Relinquished Vehicle Property), and (iii) the Lessee does not have any right, title or interest in any Manufacturer Program as it relates to the Vehicles leased hereunder. To confirm the foregoing, the Lessee, by its execution hereof, hereby assigns and transfers to the Lessor any rights that the Lessee may have in respect of any Manufacturer Programs.

42.     HEADINGS.

Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

43.     EXECUTION IN COUNTERPARTS.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

44.     EFFECTIVE DATE.

This Agreement shall become effective on the Restatement Effective Date when all parties hereto have executed the signature pages attached hereto. Except to the extent amended hereby, the Prior AESOP I Operating Lease is in all respects ratified and confirmed and in full force and effect. From and after the Restatement Effective Date all references in the Related

Documents to the AESOP I Operating Lease shall mean such agreement as amended and restated hereby, unless the context otherwise requires.

45.     NO RECOURSE.

The obligations of AESOP Leasing under this Agreement are solely the obligations of AESOP Leasing. No recourse shall be had for the payment of any obligation or claim arising out of or based upon this Agreement against any shareholder, partner, employee, officer or director of AESOP Leasing.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

LESSOR: AESOP LEASING L.P.
By:	AESOP LEASING CORP.,
its general partner

By:	/s/ Lori Gebron
	Name:	Lori Gebron
	Title:	Vice President

LESSEE AND ADMINISTRATOR: CENDANT CAR RENTAL GROUP, INC.
By:	/s/ Lynn Finkel
	Name:	Lynn Finkel
	Title:	Vice President

Acknowledged and Consented LENDER: CENDANT RENTAL CAR FUNDING (AESOP) LLC
By:	/s/ Orlando Figueroa
	Name:	Orlando Figueroa
	Title:	President

TRUSTEE: THE BANK OF NEW YORK, as Trustee
By:	/s/ Mary L. Collier
	Name:	Mary L. Collier
	Title:	Agent

CENDANT CAR RENTAL GROUP, INC.
By:	/s/ Lynn Finkel
	Name:	Lynn Finkel
	Title:	Vice President

GUARANTOR (under Prior AESOP I Operating Lease) CENDANT CAR RENTAL GROUP, INC.
By:	/s/ Lynn Finkel
	Name:	Lynn Finkel
	Title:	Vice President

Counterpart no. ___ of ten (10) serially numbered manually executed counterparts. To the extent if any that this document constitutes chattel paper under the uniform commercial code, no security interest in this document may be created through the transfer and possession of any counterpart other than counterpart no. 1.

SCHEDULE 30.5

Litigation

[NONE]

SCHEDULE 30.10

Jurisdiction of Organization; Records and Business Locations

	Jurisdiction of	Records	States in which
Lessee	Organization	Locations	Conducts Business
Cendant Car Rental Group, Inc.	Delaware	300 Centre Pointe Dr. Virginia Beach, VA 23462 1 Campus Drive Parsippany, NJ 07054	AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NJ, NM, NY, NC, OH, OK, OR, PA, RI, SC, TN, TX, UT, VT, VA, WA, WV, WI and WY

SCHEDULE 30.13

Compliance with Law

[NONE]

ATTACHMENT A

Vehicle Acquisition Schedule and Related Information

1.	Principal amount of Loan financing the Vehicle
2.	Date of Loan financing the Vehicle
3.	Vehicle Operating Lease Commencement Date
4.	Vehicle Identification Number (VIN)
5.	Summary of Vehicles being financed (including, for Vehicles subject to the GM Repurchase Program, the Designated Period for such Vehicles)
6.	Program or Non-Program Vehicle
7.	Capitalized Cost (if applicable)
8.	Net Book Value (if applicable)

ATTACHMENT B

Form of Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that AESOP LEASING L.P. does hereby make, constitute and appoint Cendant Car Rental Group, Inc. (“CCRG”) its true and lawful Attorney-in-Fact for it and in its name, stead and behalf, (i) to execute any and all documents pertaining to the titling of motor vehicles in the name of AESOP LEASING L.P., PV HOLDING CORP. or QUARTX FLEET MANAGEMENT INC., (ii) the noting of the lien of The Bank of New York, as trustee (in such capacity, the “Trustee”), as the first lienholder on certificates of title, (iii) the licensing and registration of motor vehicles, (iv) designating c/o CCRG as the mailing address of the Trustee for all documentation relating to the title and registration of such motor vehicles, (v) applying for duplicate certificates of title indicating the lien of the Trustee where original certificates of title have been lost or destroyed and (vi) upon the sale of any such motor vehicle in accordance with the terms and conditions of the Second Amended and Restated Master Motor Vehicle Operating Lease Agreement, dated as of June 3, 2004, between AESOP Leasing L.P. and CCRG as Lessee, releasing the lien of the Trustee on such motor vehicle by executing any documents required in connection therewith. This power is limited to the foregoing and specifically does not authorize the creation of any liens or encumbrances on any of said motor vehicles.

The powers and authority granted hereunder shall, be effective as of the [___] day of May, 2004 and unless sooner terminated, revoked or extended, cease eight (8) years from such date.

ATTACHMENT B

IN WITNESS WHEREOF, AESOP LEASING L.P. has caused this instrument to be executed on its behalf by its duly authorized officer this    day of May, 2004.

AESOP LEASING L.P.
By:

State of _______________)

County of _____________)

Subscribed and sworn before me, a notary public, in and for said county and state, this ____ day of _______, 20___.

Notary Public

My Commission Expires:___________________________